                                                                            10.4


                             NOTE PURCHASE AGREEMENT


     This Note Purchase Agreement (this "Agreement"), dated as of March 29, 1996, is by and among PRECISE TECHNOLOGY, INC., a Delaware corporation (the "Company"), JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY, a Massachusetts mutual life insurance company ("John Hancock"), and RICE PARTNERS II, L.P., a Delaware limited partnership ("Rice") (John Hancock and Rice are individually and collectively referred to herein as the "Purchaser"). Capitalized terms used in this Agreement and not otherwise defined herein are defined in Section 11.1.

     To induce Purchaser to purchase the Senior Subordinated Notes from the Company, and for $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows.

I.   DESCRIPTION OF SENIOR SUBORDINATED NOTES AND COMMITMENT

     1.1 Description of Senior Subordinated Notes. The Company will authorize the issuance and sale of the Senior Subordinated Notes which shall be dated the Closing Date, shall be in the aggregate original principal amount of $20,000,000 and shall bear interest at a fixed rate of twelve and one-quarter of one percent (12.25%) per annum; provided, however, that upon the occurrence of any Event of Default, and during the continuation thereof, the unpaid principal amount of the Senior Subordinated Notes shall bear interest at a fixed rate of fourteen and one-quarter of one percent (14.25%) per annum. Interest on the Senior Subordinated Notes shall be computed on the basis of the actual number of days elapsed over a three hundred sixty (360) day year. The Senior Subordinated Notes shall be substantially in the forms attached hereto as Exhibits A-1 and A-2.

     1.2   Funding.

          (a) Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to each Purchaser, and each Purchaser agrees to purchase from the Company, one or more Senior Subordinated Notes in the aggregate original principal amount set forth beneath the name of such Purchaser on the signature page of this Agreement. Each Senior Subordinated Note will be delivered to each respective Purchaser in fully registered form, and shall be issued in each Purchaser's name or the name of its respective nominee.

          (b) On the Closing Date the Company shall deliver to each Purchaser one or more Senior Subordinated Notes in the aggregate original principal amount set forth beneath the name of such Purchaser on the signature page of this Agreement, and upon receipt thereof, each Purchaser shall disburse one hundred percent (100%) of such aggregate principal amount in immediately available funds to such Persons as the Company shall designate in writing.

     1.3 Use of Proceeds. The proceeds from the sale of the Senior Subordinated Notes shall be used solely to (a) finance a portion of the purchase price of the Acquisition, (b) pay fees and expenses incurred by the Company in connection with the Acquisition, (c) refinance existing Indebtedness of the Company (including the Acquired Companies), and (d) pay fees and expenses payable by the Company to the Purchaser and the Senior Lender under this Agreement and the Senior Loan Agreement.

II.  PAYMENT AND PREPAYMENT OF SENIOR
     SUBORDINATED OBLIGATIONS

     2.1 Principal and Interest Payments. Principal and interest on the Senior Subordinated Notes shall be due and payable as follows:

          (a) Unless otherwise accelerated pursuant to the terms hereof, the principal amount of the Senior Subordinated Notes shall be due and payable as follows: (i) $6,666,666.66 of the principal amount of the Senior Subordinated Notes shall be due and payable on March 31, 2004, (ii) $6,666,666.66 of the principal amount of the Senior Subordinated Notes shall be due and payable on March 31, 2005, and (iii) the remaining unpaid principal amount of the Senior Subordinated Notes shall be due and payable on the Termination Date.

          (b) Interest on the Senior Subordinated Notes shall be due and payable
(i) quarterly in arrears on the last day of each calendar quarter (or, if any such day is not a Business Day, on the next succeeding Business Day), commencing June 30, 1996, and (ii) on the Termination Date.

     2.2 Optional Prepayments. At the Company's option, upon notice given as provided below, the Company may, at any time and from time to time, prepay all or any part of the principal amount of the Senior Subordinated Notes, by payment to the Holders of the principal amount to be prepaid, plus (a) accrued unpaid interest on the principal amount so prepaid, plus (b) any expenses for which each Purchaser may be entitled to receive payment or reimbursement hereunder or, if the Senior Subordinated Notes are being prepaid in full, the aggregate amount of all other Senior Subordinated Obligations, plus (c) a premium equal to the percentage of the principal amount of the Senior Subordinated Notes so prepaid which is applicable in accordance with the following table based on the date on which such prepayment is made (a "Prepayment Fee")

               Prepayment Date                         Premium
               ---------------                         -------


               Closing Date through March 31, 1997      12.25%
               April 1, 1997 through March 31, 1998     10.89%
               April 1, 1998 through March 31, 1999      9.53%
               April 1, 1999 through March 31, 2000      8.17%
               April 1, 2000 through March 31, 2001      6.81%
               April 1, 2001 through March 31, 2002      5.44%
               April 1, 2002 through March 31, 2003      4.08%

               April 1, 2003 through March 31, 2004      2.72%
               April 1, 2004 through March 31, 2005      1.36%
               April 1, 2005 and thereafter              0.00%


     In the case of each partial prepayment of the Senior Subordinated Notes, the principal amount of such prepayment shall be paid pro-rata to each Purchaser in accordance with the unpaid principal amount of the Senior Subordinated Notes held by them immediately prior to such prepayment. Each partial prepayment under this Section 2.2 shall be in a principal amount of not less than $250,000 or, if greater than $250,000, then in integral multiples of $50,000. Each prepayment under this Section 2.2 shall be applied first to accrued interest on the principal amount prepaid, second to any applicable Prepayment Fee, third to installments of principal in the inverse order of their maturities, and fourth to any expenses for which each Purchaser may be entitled. The amount of any such prepayment may not be reborrowed by the Company. The Company shall give notice of any optional prepayment to Purchaser not less than thirty (30) days nor more than sixty (60) days before the date of prepayment, specifying in each such notice the date upon which prepayment is to be made and the principal amount (together with accrued interest and any applicable Prepayment Fee) to be prepaid on such date. Notice of prepayment having been so given, the applicable prepayment amount shall become due and payable on the specified prepayment date. The Company shall have no right to prepay the Senior Subordinated Notes except as provided in this Section 2.2 or in Section 2.3.

     2.3 Mandatory Prepayments. Any prepayment under this Section 2.3 shall be applied first to accrued interest, second to any applicable Prepayment Fee, third to installments of principal in the inverse order of their maturities, and fourth to any expenses for which each Purchaser may be entitled. The amount of any such mandatory prepayment may not be reborrowed by the Company. The Company shall make mandatory prepayments, together with a premium equal to the Prepayment Fee, in each of the following circumstances:

          (a) In the event of any public or private offering by the Company or Parent of any of the Company's or Parent's debt or equity securities, the Company shall prepay the Senior Subordinated Obligations in an amount equal to the lesser of (i) the net cash proceeds of any such public or private offering (after any mandatory payments and prepayments in permanent reduction of the Senior Debt required under the Senior Loan Agreement are made with respect thereto), or (ii) the aggregate amount of all Senior Subordinated Obligations (including any applicable Prepayment Fee), such prepayment and Prepayment Fee to be made within five (5) Business Days of receipt of such net proceeds. A refinancing or replacement of the Senior Debt which is permitted under Section 7.1(c) hereof shall not obligate the Company to prepay the Senior Subordinated Notes pursuant to this Section 2.3(a).

          (b) In the event of any sale or other disposition of any property or properties of the Company or any Subsidiary of the Company (other than a sale or disposition which is (i) not deemed to be an Asset Sale, (ii) permitted by
Section 7.3, or (iii) governed by Section 2.3(c) below), the Company shall prepay the Senior Subordinated Obligations in an amount equal to the lesser of
(i) the aggregate net cash proceeds of such sales or other dispositions (after any mandatory payments and prepayments in permanent reduction of the Senior Debt required under the Senior Loan Agreement are made with respect thereto) or (ii) the aggregate amount of all Senior Subordinated Obligations (including any applicable Prepayment Fee), such prepayment and Prepayment Fee to be made within five (5) Business Days of receipt of such net proceeds.

          (c) In the event of any sale or other disposition of all or substantially all of the stock or assets of the Company or any Subsidiary of the Company (other than a sale or disposition permitted by Section 7.3) in a single transaction or series of transactions, the Company shall prepay the Senior Subordinated Obligations in an amount equal to the lesser of (i) the aggregate net cash proceeds of such sales or dispositions (after any mandatory payments and prepayments in permanent reduction of the Senior Debt required under the Senior Loan Agreement are made with respect thereto) or (ii) the aggregate amount of all Senior Subordinated Obligations (including any applicable Prepayment Fee), such prepayment and Prepayment Fee to be made within five (5) Business Days of receipt of such net proceeds.

     2.4 Additional Pavements. Except as otherwise provided herein or in the Other Agreements, all Senior Subordinated Obligations, other than principal, premium and interest on the Senior Subordinated Notes, shall be due and payable by the Company to the Holders within thirty (30) days of written demand therefor, and shall bear interest from the date due until paid at the rate of interest then applicable under Section 1.1. Payment of reasonable fees and expenses due and payable on the Closing Date to Purchaser and Purchaser's legal counsel shall be paid in full on the Closing Date.

     2.5 Liquidated Damages. Any Prepayment Fee payable pursuant to Section 2.2 or Section 2.3 shall be payable as liquidated damages for loss of the opportunity to recover loan origination expenses and profits over the balance of the term of this Agreement and not as a penalty.

     2.6 Direct Payment. The Company will pay all sums becoming due hereunder and on the Senior Subordinated Notes to each Purchaser at the address specified for each Purchaser on Annex I hereto, by wire transfer in U.S. Dollars of Federal Reserve Funds or other immediately available funds, to the account specified for such Purchaser on Annex I, or at such other address or in such other form as such Purchaser shall have designated by notice to the Company at least five (5) Business Days prior to the date of any payment, in each case without presentment and without notations being made thereon. All payments by the Company shall be made without set-off or counterclaim. Any wire transfer shall identify such payment as "Precise Technology, Inc. 12.25% Senior Subordinated Note" and shall identify the payment as principal, premium, interest and/or reimbursement of costs and expenses, together with the applicable date or period to which it relates.


     2.7 Payments Payable on Business Days. Payments of all amounts due hereunder or under the Senior Subordinated Notes shall be made on a Business Day. Any payment due on a day that is not a Business Day shall be made on the next Business Day, together with all interest (if any) accrued in the interim.

     2.8 Interest Laws. Notwithstanding any provision to the contrary contained in this Agreement or any Other Agreement, the Company shall not be required to pay, and Purchaser shall not be permitted to contract for, take, reserve, charge or receive, any compensation which constitutes interest under applicable law in excess of the maximum amount of interest permitted by law ("Excess Interest"). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any Other Agreement or otherwise contracted for, taken, reserved, charged or received, then in such event: (a) the provisions of this Section 2.8 shall govern and control; (b) the Company shall not be obligated to pay any Excess Interest; (c) any Excess Interest that Purchaser may have contracted for, taken, reserved, charged or received hereunder shall be, at Purchaser's option, (i) applied as a credit against the outstanding principal balance of the Senior Subordinated Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (ii) refunded to the payor thereof, or (iii) any combination of the foregoing; (d) the interest provided for shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the "Maximum Rate"), and this Agreement and the Other Agreements shall be deemed to have been, and shall be, reformed and modified to reflect such reduction; and
(e) the Company shall have no action against Purchaser for any damages arising due to any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Senior Subordinated Obligations is calculated at the Maximum Rate rather than the applicable rate specified under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Senior Subordinated Obligations shall remain at the Maximum Rate until Purchaser shall have received the amount of interest which Purchaser would have received during such period on such Senior Subordinated Obligations had the applicable rate of interest not been limited to the Maximum Rate during such period. All sums paid or agreed to be paid hereunder or under the Other Agreements for the use, forbearance or detention of sums due shall, to the extent permitted by applicable law, be amortized, pro-rated, allocated and spread throughout the full term of the Senior Subordinated Obligations until payment in full so that the rate or amounts of interest on account of the Senior Subordinated Obligations does not exceed the Maximum Rate. The terms of this
Section 2.8 shall be deemed incorporated into each Other Agreement and any other document or instrument between the Company and any Purchaser or directed to the Company by any Purchaser, whether or not specific reference to this Section 2.8 is made.

     2.9 Certain Rights and Obligations Among Holders. The provisions of this
Section 2.9 are solely for the benefit of the Holders, and neither the Company nor any other Person shall have any rights with respect to or be entitled to enforce this Section 2.9.


          (a) Sharing of Payments. If, at any time or times, a Holder shall not have received a payment on its Senior Subordinated Note(s), then it shall notify the other Holders of such fact, the amount of such nonpayment, the date or period to which it relates and, subject to the terms of the Senior Subordination Agreement, such other Holders which have received such payments shall remit to the unpaid Holder such amount as is necessary to allocate the aggregate amount of such payments pro rata among all Holders. The amount of any such remittance shall be credited to the Senior Subordinated Note(s) of the Holder to whom it is remitted, and shall not be credited to the Senior Subordinated Note(s) of the remitting Holder.

          (b) Sharing of Prepayments. Subject to the terms and provisions of the Senior Subordination Agreement, if, at any time or times, a Holder shall receive a prepayment on its Senior Subordinated Note(s), it shall notify the other Holders of the amount and date of such prepayment. If all other Holders shall not have received a pro rata prepayment as agreed, the Holder giving such notice shall remit to the other Holders such amount as is necessary to distribute such prepayment pro rata among all Holders. The amount of any such remittance shall be credited to the Senior Subordinated Note(s) of the Holder to whom it is remitted, and shall not be credited to the Senior Subordinated Note(s) of the remitting Holder.

III. REPRESENTATIONS AND WARRANTIES OF PURCHASER

     3.1 Representations and Warranties of the Purchaser. Each Purchaser severally and not jointly represents and warrants to the Company as follows:

          (a) Existence. It is a limited partnership or corporation, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

          (b) Authority. It has the right and power and authority to enter into, execute, deliver and perform its obligations under this Agreement, and its partners, officers or agents executing and delivering this Agreement are duly authorized to do so. This Agreement has been duly and validly executed and delivered and constitutes the legal, valid and binding obligation of such Purchaser, enforceable in accordance with its terms.

          (c) Investor Status. It (i) is an "accredited investor," as that term is defined in Regulation D under the Securities Act of 1933, as amended, and
(ii) has such knowledge, skill, sophistication and experience in business and financial matters, based on actual participation, that it is capable of evaluating the merits and risks of the purchase of its Senior Subordinated Note(s) from the Company and the suitability thereof for such Purchaser.

          (d) Investment for own Account. Except as otherwise contemplated by this Agreement, such Purchaser is acquiring its Senior Subordinated Note(s) for investment for its own account and not with a view to any distribution thereof in violation of applicable securities laws.

          (e) Legend on Notes. Its Senior Subordinated Note(s) will bear the appropriate legends referencing restrictions on transfer and will not be offered, sold or transferred in the absence of registration or exemption under applicable securities laws.

     3.2 Representations and Warranties of John Hancock. John Hancock represents and warrants to the Company that, with respect to each source of funds to be used by it to purchase its Senior Subordinated Notes and its Warrants (respectively, the "Source"), at least one of the following statements is accurate as of the Closing Date:

          (a) The Source is an "insurance company general account," as such term is defined in Section V(e) of Prohibited Transaction Class Exemption 95-60 (issued July 12, 1995) (PTE 95-60), and the purchase is exempt under the provisions of PTE 95-60;

          (b) The Source is a "governmental plan" as defined in Title I, Section 3(32) of ERISA;

          (c) The Source is either (i) an insurance company pooled separate account, and the purchase is exempt in accordance with Prohibited Transaction Exemption 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, in which case the purchase is exempt in accordance with PTE 91-38 (issued July 12, 1991);

          (d) The Source is an "investment fund" managed by a "qualified professional asset manager" or "QPAM" (as defined in Part V of PTE 84-14, issued March 13, 1984) which QPAM has been identified in writing, and the purchase is exempt under PTE 84-14 provided that no other party to the transaction described in this Agreement and no "affiliate" of such other party (as defined in Section V(c) of PTE 84-14) has at this time, and has not exercised at any time during the immediately preceding year, the authority to appoint or terminate said QPAM as manager of the assets of any "plan" identified in writing pursuant to this paragraph (d) or to negotiate the terms of said QPAM's management agreement on behalf of any such identified "plans"; or

          (e) The Source is one or more "plans" or a separate account or trust fund comprised of one or more "plans," each of which has been identified in writing pursuant to this paragraph (e).

     As used in this Article III, "plan" or "plans" shall have the meaning set forth in Title I, Section 3(3) of ERISA.

IV.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     To induce each Purchaser to enter into this Agreement, the Company represents and warrants to each Purchaser that the following statements are, and after giving effect to the Acquisition will be, true, correct and complete:


     4.1 Corporate Existence and Authority. The Company and each of its Subsidiaries (including the Acquired Companies) (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite corporate power and authority to own its assets and carry on its business as now conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to be so qualified would have a Material Adverse Effect. The Company has the corporate power and authority to execute, deliver, and perform its obligations under this Agreement, the Acquisition Documents, the Senior Loan Documents, and all Other Agreements to which it is or in connection with the transactions contemplated hereby, may become, a party. Each of the Company's Subsidiaries has the corporate power and authority to execute, deliver, and perform its obligations under the Other Agreements to which it is or in connection with the transactions contemplated hereby, may become, a party.

     4.2 Financial Statements Undisclosed Liabilities. (a) The Company has heretofore furnished to Purchaser (i) its consolidated balance sheets and statements of operations and cash flows as of and for the fiscal years ended December 31, 1993, 1994 and 1995 audited by and accompanied by the unqualified opinion of, in the case of the 1995 statements, Ernst & Young L.L.P. and, in the case of the 1993 and 1994 statements, Grant Thorton, independent public accountants and (ii) the consolidated balance sheets and statements of operations and cash flows of the Acquired Companies as of and for the fiscal years ended December 31, 1994 and 1995, audited by and accompanied by the unqualified opinion of Coopers & Lybrand, independent public accountants (the financial statements referred to in clauses (i) and (ii) above, collectively, the "Financial Statements"). The Financial Statements present fairly in accordance with GAAP, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its Consolidated Subsidiaries or the consolidated financial position and the consolidated results of operations and cash flows of the Acquired Companies, as applicable, as of such dates and for such periods. Except as disclosed on Schedule 4.2(a), the balance sheets and the notes thereto included in the Financial Statements disclose all material liabilities, actual or contingent, of the Company and its Consolidated Subsidiaries or, to the knowledge of the Company, of the Acquired Companies, as applicable, as of the dates thereof. The Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto). The Financial Statements are consistent in all material respects with the information included in the Confidential Information Memorandum. Attached hereto as Schedule 4.2(b) are earnings projections of the Company for the period beginning on January 1, 1996 through December 31, 2001, together with a written statement of the assumptions underlying them. Such earnings projections have been prepared in good faith based on estimates and assumptions believed by the Company to be reasonable as of the date such projections were prepared.


          (b) The Company has heretofore delivered to Purchaser its unaudited consolidated balance sheet as of the Closing Date, prepared on a pro forma basis after giving effect to the Acquisition. Such pro forma balance sheet has been prepared in good faith by the Company, based on the assumptions used to prepare the pro forma financial information contained in the Confidential Information Memorandum (which assumptions are believed by the Company on the date hereof and on the Closing Date to be reasonable), is based on the best information available to the Company as of the date of delivery thereof, accurately reflects all material adjustments required to be made to give effect to the Acquisition and presents fairly on a pro forma basis the estimated consolidated financial position of the Company and its Consolidated Subsidiaries as of December 31, 1995, assuring that the Acquisition had actually occurred on that date. The Company has no reason to believe that such pro forma balance sheet is misleading in any material respect in light of the circumstances existing at the time of the preparation thereof.

     4.3 Default. Except as disclosed on Schedule 4.3, neither the Company nor any of its Subsidiaries is in violation of any material provision under any material loan agreement, indenture, mortgage, security agreement, lease, franchise, permit, license or other agreement or obligation to which it is a party or by which any of its properties is bound, which violation or violations could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries is paying its Indebtedness as it becomes due.

     4.4 Authorization: Governmental Consents and Approvals. The execution, delivery and performance by each of the Company and its Subsidiaries (including the Acquired Companies) of this Agreement, the Acquisition Documents, the Senior Loan Documents and the Other Agreements to which it is or will be a party (including the exercise of remedies thereunder) and the consummation of the Acquisition (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate in any material respect any provision of law, statute, rule or regulation or any order of any Governmental Authority, (ii) violate any provision of the certificate of incorporation or other constitutive documents or by-laws of the Company and its Subsidiaries (including the Acquired Companies), (iii) violate in any material respect any provision of any indenture, material agreement or other material instrument to which the Company or any of its Subsidiaries (including the Acquired Companies) is a party or by which any of them or any of their property is or may be bound, except as set forth on Schedule 4.4, (iv) except as set forth on Schedule 4.4, be in conflict in any material respect with, result in a breach in any material respect of or constitute (alone or with notice or lapse of time or both) a material default or give rise to material increased, additional, accelerated or guaranteed rights of any Person under any such indenture, material agreement or other material instrument or (v) except for the Liens in favor of the Senior Lender arising out of the Senior Loan Documents, result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Company or any of its

Subsidiaries (including the Acquired Companies). No action, consent or approval of, registration or filing with, or any other action by any Governmental Authority is or will be required in connection with the Acquisition or the performance by the Company or any of its Subsidiaries (including the Acquired Companies) of this Agreement, the Acquisition Documents, the Senior Loan Documents and the Other Agreements to which it is or will be a party, except (a) in each case, such as have been made or obtained and are in full force and effect and (b) for transfers of immaterial local permits and other similar ministerial matters that will be properly addressed promptly after the Closing Date.

     4.5 Environmental Condition of the Property. To the best of the Company's knowledge, except as disclosed on Schedule 4.5 and except for matters that could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect:

          (a) The location, construction, occupancy, operation and use of the Property do not violate in any material respect any material applicable law, statute, ordinance, rule, regulation, order or determination of any governmental authority or other body exercising similar functions, or any restrictive covenant or deed restriction (recorded or otherwise) affecting the Property in any material way, including, without limitation, all applicable zoning ordinances, flood disaster, occupational health and safety laws and Environmental Laws and regulations (hereinafter sometimes collectively called "applicable laws");

          (b) Without limitation of paragraph (a) above, neither the Company nor the Property is subject to any existing, pending or threatened material investigation or inquiry by any governmental authority or subject to any remedial obligations due to violations of applicable laws;

          (c) Neither the Company nor any of its Subsidiaries is subject to any material liability or obligation relating to (i) the environmental conditions on, under or about the Property, including, without limitation, the soil and ground water conditions at the Property, or (ii) the use, management, handling, transport, treatment, generation, storage, disposal, release or discharge of any Polluting Substance;

          (d) There is no Polluting Substance that currently poses any material risk to human safety or health on, under or about the Property;

          (e) Each of the Company and its Subsidiaries has taken reasonable steps to determine and hereby represents and warrants that no Polluting Substances have been disposed of or otherwise released on, onto, into, or from the Property in an amount which would require remedial action under applicable Environmental Laws; and

          (f) Each of the Company and its Subsidiaries has been issued all material required federal, state and local licenses, certificates or permits relating to the Property, and each of the Company's and its Subsidiaries' facilities, business, assets, leaseholds and equipment are all in compliance in all material respects with all applicable federal, state and local laws, rules and regulations relating to, air emissions, water discharge, noise emissions, solid or liquid waste disposal, Polluting Substances, or other environmental, health or safety matters.

     4.6 Solvency. After giving effect to the Acquisition and the transactions contemplated by the Senior Loan Agreement, this Agreement and the Other Agreements, the Company will be solvent, able to pay its debts as they mature, have capital reasonably sufficient to carry on its business and all businesses in which it is about to engage, and

          (a) the assets of the Company, at a fair valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Company;

          (b) current projections which are based on underlying assumptions which provide a reasonable basis for the projections and which reflect the Company's judgment based on present circumstances, the most likely set of conditions and the Company's most likely course of action for the period projected, demonstrate that the Company will have sufficient cash flow to enable it to pay its debts as they mature; and

          (c) the Company does not have an unreasonably small capital base with which to engage in its anticipated business.

     For purposes of paragraph (a) of this Section 4.6, the "fair valuation" of the assets of the Company shall be determined on the basis of the amount which may be realized within a reasonable time, either through collection or sale of such assets at market value, deeming the latter as the amount which could be obtained for the property in question within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions.

     4.7 Litigation and Judgments. Except as disclosed on Schedule 4.7, there is no action, suit, proceeding or investigation before any court, governmental authority or arbitrator pending for which service of process or other written notice has been received, or to the knowledge of the Company threatened, against or affecting the Company or any of its Subsidiaries, this Agreement, the Acquisition Documents, the Senior Loan Documents and/or the Other Agreements. Except as disclosed on Schedule 4.7, there are no outstanding judgments against the Company or any of its Subsidiaries. None of the matters listed on Schedule
4.7 could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

     4.8 Rights in Properties; Liens. Each of the Company and its Subsidiaries has good and indefeasible title to all properties and assets reflected on its balance sheets (except for (a) minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, and (b) the rights of its equipment lessors under its capitalized leases identified as such on such balance sheets), and none of such properties or assets is subject to any Liens, except Permitted Liens. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all leases necessary for the operation of its other properties, assets, and businesses and all such leases are valid and subsisting and are in full force and effect. There exists no default by the Company or any of its Subsidiaries under any provision of any lease which would permit the lessor thereunder to terminate any such lease or to exercise any rights under such lease which, individually or together with all other such defaults, could have a Material Adverse Effect. Each of the Company and its Subsidiaries has the exclusive right to use all of the Intellectual Property necessary or desirable to its business as presently conducted, and, to the best of the Company's knowledge, neither the Company's nor any of its Subsidiaries' use of the Intellectual Property infringes on the rights of any other Person. To the best of the Company's knowledge, no other Person is infringing the rights of the Company or any of its Subsidiaries in any of the Intellectual Property.

     4.9 Enforceability. This Agreement, the Acquisition Documents, the Senior Loan Documents and the Other Agreements to which the Company or any of its Subsidiaries (including the Acquired Companies) is a party, when delivered, shall constitute the legal, valid and binding obligations of such Person enforceable against such Person in accordance with their respective terms, except to the extent that such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors' rights generally, or (b) general principles of equity.

     4.10 Indebtedness. Neither the Company nor any of its Subsidiaries has any Indebtedness, except Permitted Indebtedness. All Indebtedness owed by the Company and its Subsidiaries to any Affiliate is set forth on Schedule 4.10.

     4.11 Tax Returns. Each of the Company and its Subsidiaries (including the Acquired Companies) has filed or caused to be filed all Federal, state and local tax returns required to be filed by it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its financial statements. No election under Section 338 of the Code will be made with respect to the Acquisition. Except for matters that are immaterial, the Company knows of no pending investigation of the Company by any taxing authority or pending but unassessed tax liability of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has made a presently effective waiver of any applicable statute of limitations or request for an extension of time to file a tax return, and neither the Company nor any of its Subsidiaries is a party to any tax-sharing agreement. To the extent (and only to the extent) that the foregoing representations of this Section 4.11 apply to liabilities related to the Acquired Companies, which liabilities constitute "Retained Liabilities" under the Purchase Agreement, such representations are made to the knowledge of the Company and shall not be deemed violated by any matter that would not have a Material Adverse Effect, notwithstanding the express terms of such representations.

     4.12 Use of Proceeds; Margin Securities. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any extension of credit under this Agreement will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock. Neither the Company, any of its Subsidiaries, nor any Person acting on their behalf has taken any action that might cause the transactions contemplated by this Agreement, the Acquisition Documents, the Senior Loan Documents or any Other Agreements to violate Regulations G, T, U or X or to violate the Securities Exchange Act of 1934, as amended.

     4.13 Employee Benefit Plans. (a) After giving effect to the Acquisition, each of the Company and the Commonly Controlled Entities will be in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder. Neither a Reportable Event nor an "accumulated funding deficiency"(within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred within the five years prior to the Closing Date with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. Except as set forth in Schedule 4.13, no termination of a Single Employer Plan has occurred or is contemplated and no Lien in favor of the PBGC or a Plan has arisen during the five years prior to the Closing Date. No prohibited transaction under ERISA or the Code has occurred with respect to any Multiemployer Plan or Single Employer Plan which could have a Material Adverse Effect.

          (b) The present value of all accrued benefits under each Single Employer Plan in which the Company or any Commonly Controlled Entity is a participant (based on those assumptions used to fund the Plans) did not, as of the last annual valuation date prior to the most recent date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits, except to the extent that such excess amounts for all such underfunded Plans equal no more than $250,000 in the aggregate at any time outstanding.

          (c) Neither the Company nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Company nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Company or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the last valuation date prior to the Closing Date.

          (d) No such Multiemployer Plan is in "reorganization" or "insolvent,"

within the meaning of such terms as used in ERISA.

          (e) Neither the Company nor any Commonly Controlled Entity has any liability for post retirement benefits to be provided to its current and former employees.

          (f) To the extent (and only to the extent) that the foregoing representations in this Section 4.13 apply to liabilities related to the Acquired Companies, which liabilities constitute "Retained Liabilities" under the Purchase Agreement, such representations are made to the knowledge of the Company and shall not be deemed violated by any matter that would not have a Material Adverse Effect, notwithstanding the express terms of such representations.

          (g) Neither (i) the execution and delivery of this Agreement by the Company, (ii) the offer, issuance, sale and delivery by the Company to John Hancock of its Senior Subordinated Notes and Warrants, (iii) the acquisition of the Senior Subordinated Notes and Warrants by John Hancock, (iv) the application by the Company of the proceeds of the sale of the Senior Subordinated Notes and Warrants nor (v) the consummation of any of the other transactions contemplated by this Agreement will result in a "prohibited transaction" as described in
Section 406(a) of ERISA or a tax under Section 4975 of the Code. The representation by the Company in the preceding sentence is made in reliance upon the representations made by John Hancock in Section 3.2 hereof as to the Source to be used by John Hancock to purchase its Senior Subordinate Notes and Warrants.

     4.14 Delivery of Acquisition Documents. Purchaser has received complete copies of the Acquisition Documents and all documents executed in connection with the Acquisition (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Purchaser.

     4.15 Disclosure. No representation or warranty made by the Company in this Agreement, the Senior Loan Documents, the Acquisition Documents or any Other Agreement to which the Company is a party contains any untrue statement of material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to the Company which the Company has determined has a Material Adverse Effect, or which the Company has determined could have a Material Adverse Effect, that has not been disclosed in writing to Purchaser.

     4.16 Subsidiaries and Capitalization. Schedule 4.16 sets forth as of the Closing Date a list of all Subsidiaries of the Company (including the Acquired Companies) and the respective jurisdictions of organization thereof. All the issued and outstanding shares of Capital Stock of the Company and its

Subsidiaries are duly authorized, validly issued, fully paid and nonassessable. The capitalization of the Company and its Subsidiaries on the Closing Date is set forth on Schedule 4.16. No violation of any preemptive rights of shareholders of the Company has occurred by virtue of the transactions contemplated under this Agreement, the Acquisition Documents, the Senior Loan Documents or any Other Agreement. There are no outstanding contracts, options, warrants, instruments, documents or agreements binding upon the Company or any of its Subsidiaries granting to any Person or group of Persons any right to purchase or acquire shares of the Company's or any of its Subsidiaries' Capital Stock.

     4.17 Current Locations. Schedule 4.17 identifies (a) each of the Company's and its Subsidiaries' principal place of business and chief executive office,
(b) all the locations where each of the Company and its Subsidiaries maintains any books or records relating to any of its assets, (c) all other locations where the Company and its Subsidiaries has a place of business, and (d) each address where any of the Company's or its Subsidiaries' assets are located.
Schedule 4.17 accurately indicates whether each such location is owned or leased, and, if leased, identifies the owner of such location. No Person other than the Company has possession of any material amount of the assets of the Company except as disclosed on Schedule 4.17.

     4.18 Investment Company Act. Neither the Company, any of its Subsidiaries, nor any company controlling the Company or any of its Subsidiaries is required to be registered as an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     4.19 Public Utility Holding Company Act. Neither the Company nor any of its Subsidiaries is a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     4.20 No Burdensome Restrictions. Neither the Company nor any of its Subsidiaries is a party to, or bound by any agreement, condition, contract or arrangement which has, or which the Company reasonably expects in the future will have, a Material Adverse Effect.


     4.21 Securities Laws. The Company has complied with or is exempt from the registration and/or qualification requirements of all federal and state securities or blue sky laws applicable to the issuance or sale of the Senior Subordinated Notes.

     4.22 No Labor Disputes. Neither the Company nor any of its Subsidiaries is involved in any labor dispute. There are no strikes or walkouts or union organization of any of the Company's or any of its Subsidiaries employees threatened or in existence and, except as set forth on Schedule 4.22, no labor contract is scheduled to expire during the term of this Agreement. Each of the Company and its Subsidiaries is in compliance with all laws, rules, regulations, orders and decrees applicable to it and its properties, except for instances of noncompliance which, individually or in the aggregate, will not have a Material Adverse Effect.

     4.23 Brokers. Neither the Company nor any of its shareholders has dealt with any broker, finder, commission agent or other Person in connection with the Acquisition or other transactions referenced in or contemplated by this Agreement, nor is the Company or any of its shareholders under any obligation to pay any broker's fee or commission in connection with such transactions, except as set forth on Schedule 4.23.

     4.24 Insurance. The amount and types of insurance carried by each of the Company and its Subsidiaries, and the terms and conditions thereof, are substantially similar to the coverage maintained by companies in the same or similar business as the Company and its Subsidiaries, respectively and similarly situated, and include, without limitation, property and casualty insurance, general liability insurance, business interruption insurance and other insurance in the amounts and of the types described in Section 6.12 hereof.

     4.25 Conduct of Business. On the Closing Date, the Company and its Subsidiaries are engaged only in businesses of the type described on Schedule 4.25.

     4.26 Senior Debt. Simultaneously with the issuance of the Senior Subordinated Notes, the Senior Lender will provide the Company with a revolving loan facility in an amount not to exceed $13,000,000 and a term loan facility in an amount not to exceed $40,000,000, each pursuant to the Senior Loan Agreement. The Company expects that a total of approximately $45,000,000 of the Senior Debt will be advanced by the Senior Lender to the Company on the Closing Date.

V.   CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

     Each Purchaser's obligations hereunder shall be subject to (a) the performance by the Company of its obligations hereunder which by the terms hereof are to be performed on or prior to delivery of the Senior Subordinated Notes, and (b) the satisfaction of the following conditions on or before the Closing Date:

     5.1 Effectiveness of Senior Loan Documents. The Senior Loan Documents shall have been duly executed and delivered by the parties thereto and shall be on terms and conditions reasonably satisfactory to Purchaser. On the Closing Date, the Senior Loan Documents shall not have been amended or modified, nor any condition thereof waived by the Company in a manner adverse in any material respect to the rights or interests of the Purchaser, without the prior written consent of the Purchaser.

     5.2 Effectiveness of Senior Subordination Agreement. The Senior Subordination Agreement shall have been duly executed and delivered by the parties thereto, and shall be on terms and conditions which are satisfactory to Purchaser.


     5.3 Minimum Availability. The Company shall have available cash and immediately accessible availability under the Senior Debt in an amount equal to not less than $7,000,000 on the Closing Date after giving affect to the payment of (a) prior Indebtedness of the Company and the Acquired Companies, (b) all fees payable to Purchaser under the terms of this Agreement, and (c) all costs and expenses arising as a result of the transactions contemplated by this Agreement, the Acquisition Documents, the Senior Loan Documents and any Other Agreement to which the Company, Parent and/or either of their Subsidiaries is a party, and Purchaser shall have received satisfactory evidence thereof.

     5.4 Stockholders Equity. Stockholders equity of the Company shall be not less than $14,250,000 on the Closing Date, and Purchaser shall have received satisfactory evidence thereof.

     5.5 Preferred and Common Stock. The (a) Company shall receive, simultaneously with the issuance of the Senior Subordinated Notes, not less than $5,750,000 in cash from Pecks in exchange for the issuance to Pecks of the Pecks Preferred Stock, (b) Company shall issue to Tredegar Investments, simultaneously with the issuance of the Senior Subordinated Notes, the Seller Preferred Stock as partial consideration for the purchase price of the Acquisition, and (c) Parent shall receive, simultaneously with the issuance of the Senior Subordinated Notes, not less than $750,000 in cash from Pecks in exchange for the issuance to Pecks of 250 shares of common stock of Parent and warrants to purchase 575 shares of common stock of Parent all of the foregoing on terms reasonably satisfactory to Purchaser, and Purchaser shall receive satisfactory evidence thereof.

     5.6 Limitation on Fees and Expenses. No fees shall have been paid by the Company to Mentmore or any of its Affiliates or any Affiliate of the Company (other than reasonable legal fees payable to Richard C. Hoffman, counsel to Mentmore) relating to the closing of the financing contemplated by this Agreement. The aggregate amount of reimbursable expenses payable by the Company to Mentmore or any of its Affiliates relating to the closing of the financing contemplated by this Agreement shall not exceed $300,000, and the Company shall have provided the Purchaser with a detailed listing of such reimbursable expenses on Schedule 5.6 hereto.

     5.7 Acquisition. The Acquisition. Documents shall have been duly executed and delivered by the parties thereto and shall be on terms and conditions satisfactory to Purchaser. On the Closing Date, the Acquisition Documents shall not have been altered, amended or otherwise changed or supplemented or any condition therein waived in a manner adverse in any material respect to the rights or interests of Purchaser, without the prior written consent of Purchaser, including, but not limited to, the amount or type of consideration to be paid in connection with the Acquisition and the contents of all disclosure schedules and exhibits.

     5.8 Due Diligence. The results of Purchaser's due diligence regarding the Company and the Acquisition shall be satisfactory to Purchaser, and Purchaser shall be satisfied with the assets and books and records and the business and financial condition of the Company, after giving effect to the Acquisition.

     5.9 Approval. Each Purchaser's investment committee shall have approved the purchase of its Senior Subordinated Notes on the terms set forth herein and in the Other Agreements.

     5.10 No Litigation; Consummation of Transactions. No injunction, preliminary injunction, or temporary restraining order shall be threatened or shall exist which prohibits or may prohibit the transactions contemplated herein or any other related transaction, and no litigation or similar proceeding (including, without limitation, any litigation or other proceeding seeking injunctive or similar relief) shall be threatened or shall exist with respect to the transactions contemplated herein, which, if adversely determined, could in the judgment of Purchaser have a Material Adverse Effect.

     5.11 Documents. Purchaser shall have received the following, each in form and substance satisfactory to Purchaser:

          (a) Senior Subordinated Notes. The Senior Subordinated Notes issued in the name of each Purchaser duly executed by the Company;

          (b) Warrant and Warrant Documents. The Warrants, duly issued by Parent to each Purchaser in the denominations specified on Annex I hereto, along with the other fully executed Warrant Documents and all other documents and instruments required pursuant thereto;

          (c) Junior Subordination Agreements. A junior subordination agreement duly executed in favor of Purchaser by each Affiliate to whom the Company owes Indebtedness;

          (d) Other Agreements. The Other Agreements, duly executed by the parties thereto;

          (e) Insurance. Certificates of insurance with respect to all insurance policies and endorsements thereto required by Section 6.12, together with a certificate from an insurance broker acceptable to Purchaser, confirming that the amount of such insurance coverage and the terms and conditions thereof are substantially similar to policies maintained by companies similarly situated to the Company and engaged in the same or a similar business;

          (f) Approvals and Consents. Copies, certified by the Company of all material consents, authorizations, filings, licenses and approvals, if any, required in connection with the consummation of the Acquisition, the execution, delivery and performance by the Company, or the validity and enforceability of, this Agreement, the Senior Loan Documents, the Acquisition Documents or the Other Agreements to which the Company is a party;

          (g) Opinion of Counsel to the Company. The written legal opinion of Kelley, McCann & Livingstone, general counsel to the Company and Parent, and

Winston & Strawn, special New York counsel to the Company and Parent, each of which shall be satisfactory in form and substance to the Purchaser; and written permission from each other legal counsel issuing a legal opinion to the Company, Parent or the Senior Lender in connection with the Acquisition Documents or Senior Loan Documents (other than local legal counsel to the Senior Lender), authorizing the Purchaser to rely on such opinion.

          (h) General Certificate of the Company's Assistant Secretary. A certificate of the Assistant Secretary of the Company together with true, correct and complete copies of the following:

               (i) Certificate of Incorporation. The Certificate of Incorporation of the Company, including all amendments thereto, certified by the Secretary of State of the state of its incorporation and dated within thirty (30) days prior to the Closing Date;

               (ii) Bylaws. The Bylaws of the Company, including all amendments thereto;

               (iii) Resolutions. The resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement, the Acquisition Documents, the Senior Loan Documents, and the Other Agreements to which the Company is a party and authorizing the issuance of the Pecks Preferred Stock and the Seller Preferred Stock;

               (iv) Existence and Good Standing Certificates. Certificates of the appropriate government officials of the state of incorporation of the Company as to its existence and good standing, and certificates of the appropriate government officials in each state where the Company does business and where failure to qualify as a foreign corporation would have a Material Adverse Effect, as to its good standing and due qualification to do business in such state, each dated within sixty
          (60) days prior to the Closing Date; and

               (v) Incumbency. The names of the officers of the Company authorized to sign this Agreement and the Other Agreements to be executed by the Company, together with a sample of the true signature of each such officer;

          (i) General Certificate of Parent's Assistant Secretary. A certificate of the Assistant Secretary of Parent together with true and correct copies of the following:

               (i) Certificate of Incorporation. The Certificate of Incorporation of Parent, including all amendments thereto, certified by the Secretary of State of the state of its incorporation and dated within thirty (30) days prior to the Closing Date;

               (ii) Bylaws. The Bylaws of Parent, including all amendments thereto;

               (iii) Resolutions. The resolutions of the Board of Directors of Parent authorizing the execution, delivery and performance of the Other Agreements to which Parent is a party and authorizing the issuance of the Warrants;

               (iv) Existence and Good Standing Certificates. Certificates of the appropriate government officials of the state of incorporation of Parent as to its existence and good standing, and certificates of the appropriate government officials in each state where Parent does business and where failure to qualify as a foreign corporation would have a Material Adverse Effect, as to its good standing and due qualification to do business in such state, each dated within sixty
          (60) days prior to the Closing Date; and

               (v) Incumbency. The names of the officers of Parent authorized to sign the Other Agreements to be executed by Parent, together with a sample of the true signature of each such officer;

          (j) General Certificate of each Subsidiary's Assistant Secretary. A certificate of the Assistant Secretary of each Subsidiary of the Company together with true and correct copies of the following:

               (i) Certificate of Incorporation. The Articles/Certificate of Incorporation of such Subsidiary, including all amendments thereto, certified by the Assistant Secretary of such Subsidiary and dated within thirty (30) days prior to the Closing Date;

               (ii) Bylaws. The Bylaws of such Subsidiary, including all amendments thereto;

               (iii) Resolutions. The resolutions of the Board of Directors of such Subsidiary authorizing the execution, delivery and performance of the Other Agreements to which such Subsidiary is a party;

               (iv) Existence and Good Standing Certificates. Certificates of the appropriate government officials of the state of incorporation of such Subsidiary as to its existence and good standing, and certificates of the appropriate government officials in each state where such Subsidiary does business and where failure to qualify as a foreign corporation would have a Material Adverse Effect, as to its good standing and due qualification to do business in such state, each dated within sixty (60) days prior to the Closing Date; and

               (v) Incumbency. The names of the officers of such Subsidiary authorized to sign the Other Agreements to be executed by such Subsidiary, together with a sample of the true signatures of each such officer;

          (k) Senior Loan Documents. Copies of the Senior Loan Documents and each document relating thereto, and a certificate of the President or the Controller of the Company certifying that the attached documents are a true, correct and complete set of the Senior Loan Documents, that all conditions precedent to funding of the Senior Debt have been met or waived, and that those transactions are being consummated simultaneously with the sale of the Senior Subordinated Notes;

          (l) Acquisition Documents. Copies of the Acquisition Documents and each document relating thereto, and a certificate of the President or the Controller of the Company certifying that the attached documents are a true, correct and complete set of the Acquisition Documents, that all conditions precedent to funding to the Acquisition have been met or waived, and that those transactions are being consummated simultaneously with the sale of the Senior Subordinate Notes;

          (m) Solvency Certificate. A certificate regarding the solvency of the Company, which includes a pro forma balance sheet and cash flow projections and analyses for the Company, executed by the President or the Controller of the Company;

          (n) Sources and Uses Certificate. A certificate executed by the President or the Controller of the Company, setting forth in reasonable detail the sources and uses of funds in the transactions contemplated herein, in the Senior Loan Documents and in the Other Agreements;

          (o) Communication with Accountants. Purchaser shall have received a copy of a letter from the Company addressed to its accountants authorizing such accountants to disclose to Purchaser such financial information concerning the Company and its Subsidiaries as the Purchaser may reasonably request to assist Purchaser in determining compliance by the Company with any of the financial covenants contained in Article VII hereof;

          (p) Inducement Letter. Letter agreements in the form and substance of Exhibit B hereto executed by each of Parent, Pecks and Mentmore in favor of Purchaser.

          (q) Transaction Certificate. A certificate of the President or the Controller of the Company that, to the best of their knowledge after due investigation, all conditions precedent to the effectiveness of this Agreement have been satisfied or waived;

          (r) Environmental Reports. Environmental reports of an independent environmental consulting firm satisfactory to the Purchaser with respect to the Property and all improvements, fixtures and equipment located thereon, which reports shall be addressed to the Purchaser and which shall evidence no material violation of Environmental Laws or any actual or potential material liability relating to Polluting Substances which is unacceptable to Purchaser in its sole discretion;

          (s) Guaranties. A guaranty executed by (i) Parent guarantying the Indebtedness of the Company to the Purchaser, and (ii) each of the Subsidiaries of the Company guarantying the indebtedness of the Company to the Purchaser; and

          (t) Additional Information, Other Documents and Agreements. Such other information, documents, agreements, commitments and undertakings as Purchaser or Purchaser's counsel shall reasonably request.

     5.12 Material Adverse Change. For the period from December 31, 1995 to the Closing Date, and except for the transactions contemplated by this Agreement, the Other Agreements, and the Senior Loan Documents, there shall have been (a) no occurrence or event which, in Purchaser's opinion, has or could have a Material Adverse Effect, and (b) no occurrence or event which would lead the Company or Purchaser to believe that the Company would fail to meet the cash flow projections delivered to Purchaser pursuant to Section 4.2, except as disclosed on Schedule 5.12.

     5.13 Fees. All fees then payable pursuant to this Agreement which are due on or prior to the Closing Date (including the fees, expenses and disbursements of the Purchaser's counsel) shall have been paid to Purchaser (or such counsel, as applicable).

     5.14 No Event of Default. No Event of Default or Potential Default shall have occurred and be continuing.

     5.15 Representations and Warranties. All representations and warranties contained in this Agreement and the Other Agreements shall be true and correct in all material respects on the Closing Date.

     5.16 Private Placement Number. The CUSIP Service Bureau of Standard & Poor's Ratings Group shall have assigned private placement numbers to the Senior Subordinated Notes and Warrants issued to John Hancock and evidence thereof shall have been delivered to John Hancock and John Hancock's special counsel.

     5.17 Legality. The Senior Subordinated Notes and Warrants shall qualify as a legal investment for the Purchaser under all applicable laws (without resort to any so-called "basket clause" of any such law) and the Purchaser's purchase thereof shall not cause the Purchaser to be subject to any onerous or burdensome legal requirement or penalty.

VI.  AFFIRMATIVE COVENANTS

     The Company covenants and agrees that, from the date hereof and until the Senior Subordinated Obligations have been finally and irrevocably paid in full in accordance with the terms hereof and thereof:

     6.1 Financial Statements. The Company will furnish to Purchaser:


          (a) As soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Company, beginning with the fiscal year ending December 31, 1996, (i) a copy of the consolidated and consolidating financial statements of the Company for such fiscal year containing a balance sheet, statement of income, statement of stockholders' equity, and statement of cash flow as at the end of such fiscal year and for the fiscal year then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by Ernst & Young, L.L.P. or any other firm of independent certified public accountants of national recognized standing acceptable to Purchaser to the effect that such financial statements have been prepared in accordance with GAAP; (ii) a certificate by such independent certified public accountants confirming the calculations set forth in the officers' certificate delivered simultaneously therewith in accordance with Section 6.2(a); and (iii) a comparison of the actual results during such fiscal year to those originally budgeted by the Company prior to the beginning of such fiscal year, along with management's discussion and analysis of variances, as well as, variances between actual results for such fiscal year and actual results for the previous fiscal year. The annual audit report required hereby shall not be qualified or limited.

          (b) As soon as available, and in any event within thirty (30) days after the end of each calendar month, a copy of an unaudited consolidated and consolidating financial statements of the Company as of the end of such calendar month and for the portion of the fiscal year then ended, containing balance sheets, statements of income, statements of retained earnings and statements of cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail, including, without limitation, a comparison of the actual results for such period to those originally budgeted by the Company prior to the beginning of such fiscal period and for the fiscal year to date.

          (c) Simultaneously with the delivery of financial information pursuant to Section 6.1(b) in respect of any month which is the last month of any fiscal quarter, management's discussion and analysis of variances between the results for the portion of the current fiscal year ended on the last day of such fiscal quarter and the corresponding period of the preceding fiscal year.

          (d) On or before thirty (30) days prior to the beginning of each fiscal year of the Company, an annual budget or business plan for such fiscal year, including a projected consolidated and consolidating balance sheet, income statement, and cash flow statement for such year, and, promptly during each fiscal year, all revisions thereto approved by the Board of Directors of the Company.

     6.2 Certificates; Other Information. The Company will furnish to Purchaser all of the following:

          (a) Concurrently with the delivery of each of the financial statements referred to in Sections 6.1(a) and 6.1(b), a certificate of an authorized officer of the Company in the form of the officer's certificate attached hereto as Exhibit C (i) stating that no Potential Default or Event of Default has occurred and is continuing or, if such officer has knowledge of a Potential Default or Event of Default, the nature thereof and specifying the steps taken or proposed to remedy such matter, (ii) showing in reasonable detail the calculations showing compliance with Sections
7.9 and 7.10, (iii) stating that the financial statements attached have been prepared in accordance with GAAP and fairly and accurately present (subject to year-end audit adjustments, for the annual certificates) the financial condition and results of operations of the Company at the date and for the period indicated therein, (iv) containing summaries of accounts payable agings, accounts receivable agings, and inventory (provided that such information shall be required only in connection with the delivery of the financial statements referred to in Section 6.1 (b) in respect of any month which is the last month of a fiscal quarter of the Company), and (v) containing a schedule of the outstanding Indebtedness for borrowed money of the Company and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan (provided that such information shall be required only in connection with the delivery of the financial statements referred to in
Section 6.1(b) in respect of any month which is the last month of a fiscal quarter of the Company).

          (b) As soon as available, (i) a copy of each financial statement, report, notice or proxy statement sent by the Company or any of its Subsidiaries to their respective stockholders in their capacity as stockholders, (ii) a copy of each regular, periodic or special report, registration statement, or prospectus filed by the Company or any of its Subsidiaries with any securities exchange or the Securities and Exchange Commission or any successor agency,
(iii) any material order issued by any court, governmental authority, or arbitrator in any material proceeding to which the Company or any of its Subsidiaries is a party, (iv) copies of all press releases and other statements made available generally by the Company or any of its Subsidiaries to the public generally concerning material developments in the Company's or such Subsidiary's business, and (v) a copy of all notices and other correspondence sent by the Company to the Senior Lender pertaining to the occurrence of any default or event of default under the Senior Loan Documents.

          (c) Promptly, such additional information concerning the Company or any of its Subsidiaries as Purchaser may reasonably request.

     6.3 Books and Records. The Company shall, and shall cause each of its Subsidiaries to, keep (a) proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books from its earnings allowances against doubtful receivables, advances and investments and all other proper accruals (including, without limitation, by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied.

     6.4 Financial Disclosure. The Company hereby irrevocably authorizes and directs all accountants and auditors employed by it at any time during the term of this Agreement to exhibit and deliver to Purchaser copies of any of the Company's financial statements, trial balances or other accounting records of any sort in the accountant's or auditor's possession, and to disclose to Purchaser any information they may have concerning the Company's or any of its Subsidiaries' financial status and business operations. The Company hereby irrevocably authorizes all federal, state and municipal authorities to furnish to Purchaser copies of reports or examinations relating to the Company or any of its Subsidiaries, whether made by the Company, any of its Subsidiaries or otherwise.

     6.5 Disclosure of Material Matters. The Company will, and will cause each of its Subsidiaries to, immediately upon learning thereof, report to Purchaser
(a) all matters materially affecting the value, enforceability or collectibility of any material portion of the its assets including, without limitation, changes to significant contracts, schedules of equipment. changes of significant equipment or real property, the reclamation or repossession of, or the return to the Company or any of its Subsidiaries of, a material amount of goods and material claims or disputes asserted by any customer or other obligor, which matters could have a Material Adverse Effect, and (b) any material adverse change in the relationship between the Company and any of its suppliers or customers or its Subsidiaries and any of their respective suppliers or customers which could have a Material Adverse Effect.

     6.6 Performance of Obligations. The Company will, and will cause each of its Subsidiaries to, duly and punctually pay and perform its obligations under this Agreement and the Other Agreements to which it is a party.

     6.7 Preservation of Existence and Conduct of Business. The Company will, and will cause each of its Subsidiaries to, preserve and maintain (a) its corporate existence and (b) all of its material leases, privileges, franchises, qualifications and rights that are necessary or useful in the ordinary conduct of its business (if the failure to so maintain such leases, privileges, franchises, qualifications and rights would, individually or in the aggregate, have a Material Adverse Effect), and conduct its business as presently conducted in an orderly and efficient manner in accordance with good business practices (if the failure to so conduct its business would have a Material Adverse Effect); provided, however, the Company shall not be obligated to preserve the existence of any Inactive Subsidiary.

     6.8 Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, operate and maintain in good condition and repair (ordinary wear and tear excepted) and replace as necessary, all of its assets and properties which are necessary or useful in accordance with sound business practices in the proper conduct of its business so that the value and operating efficiency of its assets and properties are maintained and preserved (if the failure to so operate, maintain or replace any such assets or properties would have, either individually or in the aggregate, a Material Adverse Effect). The

Company will, and will cause each of its Subsidiaries to, at all times maintain the Intellectual Property in full force and effect, and will defend and protect the Intellectual Property against all adverse claims, except to the extent that the failure to so maintain, defend or protect such Intellectual Property would not have a Material Adverse Effect.

     6.9 Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, pay or discharge, at or before maturity or before becoming delinquent (a) all taxes, levies, assessments, vault, water and sewer rents, rates, charges, levies, permits, inspection and license fees and other governmental and quasi-governmental charges and any penalties or interest for nonpayment thereof, heretofore or hereafter imposed or which may become a Lien upon any property owned by the Company or its Subsidiaries or arising with respect to the occupancy, use, possession or leasing thereof (collectively the "Impositions") and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its property; provided, however, neither the Company nor any of its Subsidiaries will be required to pay or discharge any claim for labor, material, or supplies or any Imposition which is being contested in good faith by appropriate actions or proceedings diligently pursued, and for which adequate reserves in conformity with GAAP with respect thereto have been established.

     6.10 Compliance with Laws. The Company shall, and shall cause each of its Subsidiaries to, comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to the operation of the Company's or any Subsidiary's business if noncompliance with such acts, rules, regulations or orders could have a Material Adverse Effect; provided, however, each of the Company and its Subsidiaries may contest or dispute any acts, rules, regulations, orders and directions of those bodies or officials in any reasonable manner, provided that adequate reserves with respect thereto are established in accordance with GAAP.

     6.11 Payment of Leasehold Obligations. The Company shall, and shall cause each of its Subsidiaries to, at all times pay, when and as due, its rental obligations under all material leases under which it is a tenant or lessee, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at the request of Purchaser, will provide evidence of its having done so. Each of the Company and its Subsidiaries may, however, contest or dispute its obligations under such material leases, provided that adequate reserves with respect thereto are established in accordance with GAAP. Each of the Company and its Subsidiaries shall also comply in all respects with all provisions of all agreements, indentures, mortgages, deeds of trust or other agreements binding on it or affecting its properties or business (other than the Senior Loan Documents) (after giving effect to applicable grace periods contained therein, if any) where the failure to so comply would have a Material Adverse Effect.

     6.12 Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound, reputable and solvent companies, insurance policies (a) insuring its assets and business against loss by fire, explosion, theft, business interruption and other risks and casualties as are customarily insured against by companies engaged in the same or a similar business, and (b) insuring it against liability for personal injury and property damages relating to its assets, such policies to be in such amounts and covering such risks as are usually insured against by companies engaged in the same or a similar business and use. All general liability policies shall be endorsed in favor of Purchaser as an additional insured, and shall provide that any amounts payable thereunder to Purchaser is subordinate in right of payment to the Senior Debt. The Company shall, and shall cause each of its Subsidiaries to, (a) deliver copies of all such policies to Purchaser within 30 days after the Closing Date, and from time to time thereafter upon request, (b) pay, or cause to be paid, all premiums for such insurance before such premiums become due, (c) furnish to Purchaser satisfactory proof of the timely making of such payments, and (d) cause such policies to require the insurer to give notice to Purchaser of termination of any such policy at least 30 days before such termination is to be effective.

     6.13 Inspection Rights. At any time and from time to time during normal business hours and upon two Business Days prior notice, the Company will, and will cause each of its Subsidiaries to, permit representatives of Purchaser to examine and make copies of the books and records of, and visit and inspect the properties of, the Company and its Subsidiaries, and to discuss the business, operations, and financial condition of the Company and its Subsidiaries with their respective officers and with their respective independent certified public accountants. In accordance with the terms of Section 12.1 hereof, the Company will, and will cause each of its Subsidiaries to, promptly reimburse Purchaser for all expenses incurred by representatives of Purchaser in connection with such inspections.

     6.14 Notices. The Company will promptly, but in any event within five (5) Business Days after first becoming aware thereof, notify Purchaser in writing of:

          (a) the commencement of any action, suit, or proceeding against the Company or any of its Subsidiaries that, in its reasonable judgment, if determined adversely to the Company, would have a Material Adverse Effect; or

          (b) any other matter that has had or, in the reasonable judgment of the Company, is likely to have, a Material Adverse Effect; or

          (c) the occurrence of a Potential Default or an Event of Default, which notice shall specify the nature of such event, condition or default and what action the Company has taken or is taking or proposes to take with respect thereto.

     Any notification required by this Section 6.14 shall be accompanied by a certificate of the President or the Controller of the Company setting forth the details of the specified events and the action which the Company or its

Subsidiary proposes to take with respect thereto.

     6.15 Additional Notices. Immediately upon receipt by the Company, the Company shall provide Purchaser with copies of all notices (including notices of default), statements and financial information, including notices of default, received from the Senior Lender under the Senior Loan Agreement and any other creditor or lessor with respect to the acceleration of the maturity of any item of Indebtedness for borrowed money which, if not paid, could give rise to an Event of Default under Section 8.1(b) or the repossession of material property from the Company or any of its Subsidiaries.

     6.16 Senior Loan Document Amendments. The Company shall promptly provide Purchaser with copies of all proposed amendments to the Senior Loan Documents and of all other material loan agreements to which the Company or any of its Subsidiaries is a party.

     6.17 Further Assurances. Each of the Company and the Holders shall, and shall cause each of their respective Subsidiaries to, execute and deliver, from time to time, upon the reasonable request of the other party, such supplemental agreements, statements, assignments and transfers, or instructions on documents as may be necessary in order that the full intent of the parties to this Agreement and the Other Agreements may be carried into effect.

     6.18 Compliance with ERISA and the Code. The Company will, and will cause each of its Subsidiaries to, comply, and will cause each other member of any Commonly Controlled Entity to comply, with all minimum funding requirements, and all other material requirements, of ERISA and the Code, if applicable, to any Plan it or they sponsor or maintain, so as not to give rise to any liability thereunder. The Company will, and will cause each of its Subsidiaries to, pay and will cause each other member of any Commonly Controlled Entity to pay when due any amount payable by it to the PBGC. Promptly after the filing thereof, the Company shall, and shall cause each of its Subsidiaries to, furnish to Purchaser with regard to each Plan, copies of each annual report required to be filed pursuant to Section 104 of ERISA in connection with each such Plan for each Plan Year.

     6.19 Compliance with Regulations G. T. U and X. Neither the Company nor any Person acting on its behalf will, nor will the Company permit any of its Subsidiaries to, take any action which might cause this Agreement, the Senior Subordinated Notes, the Warrant Documents, the Senior Loan Documents or any Other Agreements to violate, and the Company will, and will cause each of its Subsidiaries to, take all actions necessary to cause compliance with, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System and the Securities Exchange Act of 1934, in each case as now in effect or as the same may hereafter be in effect.

     6.20 Fiscal Year. The Company will cause its fiscal year to be the twelve month period ending on December 31 of each year.

     6.21 Board of Directors. In addition to any rights under this Agreement,

the Company will cause Parent to deliver to Purchaser (a) a certified copy of all materials distributed at or prior to all meetings of Parent's board of directors, certified as true and accurate by the Secretary of Parent, promptly following each such meeting and (b) a certified copy of the minutes of each of the meetings of Parent's board of directors, certified as true and accurate by the secretary of Parent, as soon as available but in any event promptly following the end of the next subsequent regular meeting of Parent's board of directors. The Company will cause Parent to (a) permit Rice, at all times during which Rice is a Holder or owns any stock, warrants or other equity interest in Parent, to designate one (1) Person to attend all meetings of Parent's board of directors and shareholders as an observer, (b) permit John Hancock, at all times during which John Hancock is a Holder or owns any stock, warrants or other equity interest in Parent, to designate one (1) Person to attend all meetings of Parent's board of directors and shareholders as an observer. The Company will cause Parent to provide such designees not less than twenty-one (21) calendar days actual notice of all regular meetings and not less than seven (7) calendar days actual notice of all special meetings of Parent's board of directors and shareholders (unless any such special meeting of Parent's board of directors is an emergency meeting, in which case Parent shall provide such designees with the same calendar days actual notice as provided to the members of Parent's board of directors). Such board of directors meetings shall be held in person at least quarterly. Purchaser may change its designees by written notice to Parent. Parent shall reimburse Purchaser for all reasonable expenses incurred in traveling to and from such meetings and attending such meetings by such observers.

     6.22  Environmental Costs.

          (a) The Company hereby indemnifies and holds Purchaser harmless from and against any liability, loss, damage, suit, action or proceeding pertaining to solid or hazardous waste materials or other waste-like or toxic substances, including, but not limited to, claims of any federal, state or municipal government or quasi-governmental agency or any third person, whether arising under any federal, state or municipal law or regulation, or tort, contract or common law that relates to the Company or any of its Subsidiaries.

          (b) To the extent the laws of the United States or any state in which the Company or any of its Subsidiaries leases or owns property provide that a Lien upon the property of the Company or any of its Subsidiaries may be obtained for the removal of Polluting Substances which have been released, no later than sixty (60) days after notice is given by Purchaser to the Company or any of its Subsidiaries, the Company shall, and shall cause each of its Subsidiaries to, deliver to Purchaser a report issued by a qualified, third party environmental consultant selected by the Company and approved by Purchaser certifying as to the existence of any Polluting Substances located upon or beneath the specified property, leased or owned. To the extent any such Polluting Substance is located therein or thereunder that either (i) subjects the property to Lien or (ii) requires removal to safeguard the health of any Person, the Company shall, and shall cause each of its Subsidiaries to, remove, or cause to be removed, such

Lien and such Polluting Substance at the Company's expense.

     6.23 Future Guaranties. The Company agrees to cause all Subsidiaries acquired or created by it to execute guaranties in favor of Purchaser in respect of all Senior Subordinated Obligations now or hereafter owing by the Company to the Purchaser. Nothing contained in this Section 6.23 shall be construed as a consent by Purchaser to the formation or acquisition by the Company of any Subsidiaries in contravention of Section 7.3.

VII. NEGATIVE COVENANTS

     The Company covenants and agrees that from the date hereof until the Senior Subordinated Obligations have been finally and irrevocably paid in full in accordance with the terms hereof and thereof:

     7.1 Indebtedness. The Company will not, and will not cause or permit any of its Subsidiaries to, create, incur, issue, assume, guarantee or otherwise become liable for any Indebtedness except (a) Permitted Indebtedness; and (b) any extension, renewal or refinancing of any Permitted Indebtedness (other than the Senior Debt) on such terms and conditions as are, on the whole, no more onerous than the terms and conditions of such Permitted Indebtedness on the date of such extension, renewal or refinancing; and (c) any replacement or refinancing of the Senior Debt; provided that (i) the interest rate margin on such refinancing shall be no greater than the Applicable Margin provided for in the Senior Loan Agreement as in effect on the date hereof, (ii) the amortization of principal on such refinancing shall be for no shorter period, and for no greater annual amounts, than the amortization provided for in the Senior Loan Agreement as in effect on the date hereof, (iii) the maximum principal amount outstanding under the Senior Debt as so replaced or refinanced does not exceed the maximum principal amount permitted to be outstanding under the Senior Loan Agreement as in effect on the date of such replacement or refinancing, and (iv) the other terms and conditions of such replacement or refinancing, taken as a whole, are not materially more onerous to the Company than the terms of the Senior Loan Agreement as in effect on the date hereof. Any Permitted Indebtedness which is subordinated to the Senior Subordinated Obligations shall continue to be subordinated to the Senior Subordinated Obligations on terms and conditions satisfactory to Purchaser.

     7.2 Limitation on Liens. The Company will not, and will not cause or permit any of its Subsidiaries to, incur, create, assume, or permit to exist any Lien upon any of its property, assets, or revenues, including, but not limited to, its shares of Capital Stock of each of its Subsidiaries, whether now owned or hereafter acquired, except Permitted Liens.

     7.3 Merger, Acquisition, Dissolution and Sale of Assets. (a) The Company will not, and will not cause or permit any of its Subsidiaries to, (i) merge into or consolidate with any other Person, (ii) permit any other Person to merge into or consolidate with it, (iii) sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets whether now owned or hereafter acquired) or (iv) issue, sell, transfer, lease or otherwise dispose of any Capital Stock of the Company or any Subsidiary to, or accept any capital contribution from, any Person, except that:

          (A) the Company and any of its Subsidiaries may sell inventory in the ordinary course of business;

          (B) the Company and any of its Subsidiaries may sell damaged, worn out or obsolete tangible assets in the ordinary course of business and in commercially reasonable manner, so long as the Net Cash Proceeds of any such disposition are applied as required by Section 2.11(e) of the Senior Loan Agreement;

          (C) the Company or any of its Subsidiaries may dispose of assets consisting of machinery, equipment or facilities which will be replaced or upgraded with machinery, equipment or facilities put to a similar use and owned by it; provided that (i) such replacement or upgraded machinery, equipment or facilities are acquired (or a firm order thereof is placed) within ninety (90) days after such disposition), and (ii) the fair market value of all property disposed of pursuant to this clause (C) does not exceed $1,500,000 in the aggregate during any fiscal year of the Company;

          (D) If at the time thereof, and immediately after giving effect thereto, no Potential Default or Event of Default shall have occurred and be continuing, (i) any Wholly Owned Subsidiary may merge into the Company in a transaction in which the Company is the surviving corporation and (ii) any Wholly Owned Subsidiary may merge into or consolidate with any other Wholly Owned Subsidiary in a transaction in which (x) the surviving entity is a Wholly Owned Subsidiary and (y) no Person other than the Company or a Wholly Owned Subsidiary receives any consideration;

          (E) the Company may issue to Pecks the Pecks Preferred Stock;

          (F) the Company may liquidate Cash Equivalents for its account;

          (G) the Company may issue to Tredegar Investments the Seller Preferred Stock;

          (H) the Company or any of its Subsidiaries may sell, lease, transfer, assign or otherwise dispose of assets (other than in connection with any Casualty or Condemnation) to the Company, Tredegar or any other Wholly Owned Subsidiary, so long as (i) the fair market value of all property disposed of by the Company after the Closing Date pursuant to this clause
     (H) does not exceed $5,000,000 in the aggregate, and (ii) the fair market value of all property disposed of by Wholly Owned Subsidiaries to other Wholly Owned Subsidiaries after the Closing Date pursuant to this clause
     (H) does not exceed $5,000,000 in the aggregate;

          (I) the foregoing shall not be deemed violated by any Casualty or

     Condemnation affecting assets of the Company or any Subsidiary, so long as the Net Cash Proceeds thereof are applied as required by Section 2.11(e) of the Senior Loan Agreement and the Company and its Subsidiaries are in compliance with all applicable provisions of Section 5.13 of the Senior Loan Agreement;

          (J) the Company or any of its Subsidiaries may sell, lease, transfer, assign or otherwise dispose of assets (other than in connection with any Casualty or Condemnation) of the Company of any of its Subsidiaries to any Person (other than the Company or any of its Subsidiaries) to the extent that the aggregate Net Cash Proceeds from such sale, lease, transfer, assignment or other disposition do not exceed $500,000, so long as (i) the fair market value of all property disposed of pursuant to this clause (J) does not exceed $1,000,000 in the aggregate during any fiscal year of the Company, (ii) such disposition is made for cash at fair market value and
     (iii) the Net Cash Proceeds of such disposition are applied as required by
     Section 2.11(e) of the Senior Loan Agreement as in effect on the Closing Date (unless no Senior Loan Agreement is then in effect, in which case, such Net Cash Proceeds shall be applied as a mandatory prepayment of the Senior Subordinated Notes in accordance with Sections 2.3(b) and/or (c));

          (K) the Company or any of its Subsidiaries may sell equipment to a customer of the Company or any of its Subsidiaries approved by the Purchaser pursuant to terms that are (i) ancillary to an agreement to supply such customer with products of the Company or any of its Subsidiaries which is entered into after the Closing Date on an arm-length basis and (ii) commercially reasonable in the context of such supply agreement, so long as (x) the equipment sold is used in the production of such products for such customer and (y) the fair market value of all property disposed of pursuant to this clause (K) after the Closing Date does not exceed $1,500,000 in the aggregate; and

          (L) the Company may accept contributions to its capital from Parent made in cash (including Qualifying Capital Contributions), so long as (i) Parent shall receive no consideration therefor (other than additional shares of Common Stock) and (ii) 100% of the Net Cash Proceeds thereof are applied as required by Section 2.11(e) of the Senior Loan Agreement as in effect on the Closing Date (unless no Senior Loan Agreement is then in effect, in which case, such Net Cash Proceeds shall be applied as a mandatory prepayment of the Senior Subordinated Notes).

     (b) The Company will not, and will not cause or permit any of its Subsidiaries to, purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person, except that the Company and any of its Subsidiaries may purchase inventory in the ordinary course of business.

     (c) The Company will not form, acquire or permit the existence of any Subsidiary or Subsidiaries of the Company other than the Subsidiaries listed on
Schedule 4.16.


     7.4 Dividends Distributions and Other Restricted Payments. The Company will not, and will not cause or permit any of its Subsidiaries to, (a) declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise and including any tax sharing payments), whether in cash, property, securities or a combination thereof, with respect to any Capital Stock of the Company or any of its Subsidiaries, (b) directly or indirectly redeem, purchase, retire or otherwise acquire for value, any Capital Stock of the Company or any of its Subsidiaries (including the Pecks Preferred Stock and the Seller Preferred Stock), whether such acquisition is made at the option of the Company or such Subsidiary or at the option of the holder of such Capital Stock and whether or not such acquisition is required under the terms and conditions applicable to such Capital Stock or set aside any amount for any such purpose, (c) release, cancel, compromise or forgive in whole or in part the Indebtedness evidenced by the Intercompany Notes or (d) directly or indirectly redeem, purchase, prepay, retire, defease or otherwise acquire for value any Indebtedness which is subordinate in right of payment or of equal payment priority to the Senior Subordinated Notes, whether such acquisition is made at the option of the Company or such Subsidiary or at the option of the holder of such Indebtedness and whether or not such acquisition is required under the terms and conditions applicable to such Indebtedness, or set aside any amount for any such purpose, except for repayments of principal of any such Indebtedness (other than Indebtedness which is subordinate in right of payment to the Senior Subordinated Notes) in accordance with the scheduled amortization thereof; provided, however, that:

          (i) any of the Company's Subsidiaries may declare and pay dividends or make other distributions to the Company;

          (ii) the Company may make Permitted Tax Distributions;

          (iii) the Company may fund purchases by Parent or Sunderland of the common stock of Parent or Sunderland held by an employee of the Company upon the termination of such individual's employment with the Company; provided that (A) the Company shall give prior written notice thereof to the Purchaser, (B) the aggregate amount of all such repurchases made after the Closing Date shall not exceed $3,000,000, (C) the aggregate amount of all such repurchases made during any fiscal year of the Company shall not exceed $1,000,000 and (D) no such repurchase shall be made if any Potential Default or Event of Default shall have occurred and be continuing (or would occur after giving effect thereto);

          (iv) the Company may redeem and retire the Seller Preferred Stock for consideration consisting solely of the release and satisfaction of Tredegar Investment's obligations to make indemnification payments in a total amount not exceeding the aggregate liquidation preference (including accrued dividends) of the shares of Seller Preferred Stock so redeemed and retired;

          (v) so long as no Potential Default or Event of Default shall have occurred and be continuing or would occur as a result thereof, the Company may declare and pay accrued regular dividends on the Pecks Preferred Stock and the Seller Preferred Stock in accordance with the terms thereof as in effect on the Closing Date; provided that such dividends shall not exceed, in the case of the Pecks Preferred Stock, 11.25% per annum of the liquidation preference thereof and, in the case of the Seller Preferred Stock, 7.00% per annum of the liquidation preference thereof;

          (vi) so long as no Potential Default or Event of Default shall have occurred and be continuing or would occur as a result thereof, the Company may make distributions to Parent to permit Parent to pay regular dividends on the Hamilton Preferred Stock in accordance with the terms thereof as in effect on the Closing Date: provided that (A) such dividends shall not exceed 9 1/2% per annum of the liquidation preference thereof and (B) any such funding by the Company shall be immediately applied by Parent to the payment of such accrued regular dividends;

          (vii) so long as no Potential Default or Event of Default shall have occurred and be continuing or would occur as the result thereof, the Company may make distributions to Parent to permit Parent to (A) purchase the Warrants upon exercise of the Put Option (as defined in the Warrant documents) by the holders of the Warrants and (B) pay the principal balance of, or any scheduled interest payments due on, any promissory notes issued by Parent to the holders of the Warrants in accordance with the terms of the Shareholders Agreement; and

          (viii) the Company may redeem and retire the Pecks Preferred Stock in connection with the exchange of such stock for unsecured Indebtedness of the Company, but only if such Indebtedness would constitute Permitted Indebtedness under clause (g) of the definition of Permitted Indebtedness.

     7.5 Loans and Investments. Except for Permitted Investments, the Company will not, and will not cause or permit any of its Subsidiaries to, make any advance, loan, extension of credit, or capital contribution to or investment in, or purchase any stock, bonds, notes, debentures, or other securities of any Person.

     7.6 Transactions with Affiliates and Shareholders. The Company will not, and will not cause or permit any of its Subsidiaries to, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise enter into or maintain any other transactions with, any of its Affiliates or Shareholders, except that so long as no Event of Default or Potential Default shall have occurred and be continuing, the Company or any of its Subsidiaries may enter into any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions that are (a) set forth in writing and delivered to Purchaser and (b) as favorable to the Company or such Subsidiary as would be obtainable at the time in a comparable transaction on an arm's-length basis from an unrelated third party. The provisions of this Section 7.6 shall not prohibit (i) any payment expressly permitted under Section 7.4 or 7.5, (ii) any transaction entered into and maintained among the Company and any Wholly Owned Subsidiaries or among Wholly

Owned Subsidiaries, (iii) commencing with the fiscal quarter of the Company ended June 30, 1997, the payment of fees of up to $75,000 per fiscal quarter pursuant to the Management Agreement, provided that (A) the Leverage Ratio as of the last day of such fiscal quarter is less than 3.50:1.00 and the Interest Coverage Ratio as of the last day of such fiscal quarter is greater than 3.00:1.00 and (B) no Event of Default or Potential Default shall have occurred and be continuing or would occur as a result thereof, (iv) the payment of reasonable out-of-pocket expenses by the Company to Mentmore pursuant to the Management Agreement, (v) the payment of compensation to employees in the ordinary course of business and (vi) the execution and delivery by the Company, Parent and Sunderland of a tax sharing agreement consistent with Section 7.4 and the definition of Permitted Tax Distributions. The Company will not, and will not cause or permit any of the Subsidiaries to, enter into any management, employment, consulting or similar agreement or arrangement with, or otherwise pay any consideration to, the Permitted Holders, any members of their families or any Affiliates of the Permitted Holders or such other Persons, except for payments pursuant to the Management Agreement permitted under clauses (iii) and above.

     7.7 Nature of Business. The Company will not, and will not cause or permit any of its Subsidiaries to, engage in any business other than the businesses conducted by it on the Closing Date (after giving effect to the Acquisition), or any business reasonably related thereto.

     7.8 Modification of Senior Loan Agreement. The Company will not, without the prior written consent of Purchaser, agree or consent to any modification, amendment or waiver of any of the terms or provisions of the Senior Loan Agreement that is prohibited under Section 5.02 of the Senior Subordination Agreement.

     7.9 Capital Expenditures. (a) The Company will not permit Capital Expenditures for any period set forth below to be more than the sum of (i) the amount set forth below opposite such period (without giving effect to any carry over from any prior period), (ii) commencing with 1997, the amount of Excess Cash Flow for the immediately preceding calendar year not required to be paid to the Senior Lender pursuant to Section 2.11(f) of the Senior Loan Agreement, if any, and (iii) commencing with 1997, the excess, if any, of the amount set forth below opposite the immediately preceding period (without giving effect to any carry over from any prior period) over the actual amount of Capital Expenditures for such immediately preceding period:

                        Period                                Amount
                        ------                                ------

          Nine calendar months ended December 31, 1996      $4,500,000
          Calendar year ended December 31, 1997             $8,025,000
          Calendar year ended December 31, 1998             $6,725,000
          Each calendar year thereafter                     $3,800,000


         (b) The Company will not permit Cash Capital Expenditures for any period set forth below to be more than the sum of (i) the amount set forth below opposite such period (without giving effect to any carry over from any prior period), (ii) commencing with 1997, the amount of Excess Cash Flow for the immediately preceding calendar year not required to be paid to the Senior Lender pursuant to Section 2.11 (f) of the Senior Loan Agreement, if any, and (iii) commencing with 1997, the excess, if any, of the amount set forth below opposite the immediately preceding period (without giving effect to any carry over from any prior period) over the actual amount of Cash Capital Expenditures for such immediately preceding period:

                        Period                                Amount
                        ------                                ------

          Nine calendar months ended December 31, 1996      $1,800,000
          Calendar year ended December 31, 1997             $2,300,000
          Calendar year ended December 31, 1998             $1,900,000
          Each calendar year thereafter                     $2,300,000

     7.10 Financial Covenants. (a) Interest Coverage. The Company will not permit the ratio, for the one-fiscal-quarter period ending June 30, 1996, the two-fiscal-quarter period ending September 30, 1996, the three-fiscal-quarter period ending December 31, 1996 or any subsequent four-fiscal-quarter period (any such period, a "measurement period") ending on a date falling in any period set forth below (the "applicable period"), of (i) EBITDA for such measurement period to (ii) Cash Interest Expense for such measurement period to be less than the ratio set forth below for such applicable period:

          From and including     To and Including           Ratio
          ------------------     ----------------           -----

          April 1, 1996          June 30, 1996            1.10 to 1.00

          April 1, 1996          September 30, 1996       1.25 to 1.00
          April 1, 1996          December 31, 1996        1.80 to 1.00
          January 1, 1997        March 31, 1997           2.00 to 1.00
          April 1, 1997          June 30, 1997            2.20 to 1.00
          July 1, 1997           December 31, 1997        2.50 to 1.00
          January 1, 1998        June 30, 1998            2.75 to 1.00
          July 1, 1998           December 31, 1998        3.00 to 1.00
          January 1, 1999        March 31, 2006           3.00 to 1.00

          (b) Fixed Charge Coverage. The Company will not permit the ratio, for any four-fiscal-quarter period (any such period, a "measurement period") ending on a date falling in any period set forth below (the "applicable period"), of
(i) (A) EBITDA for such measurement period, less (B) Cash Capital Expenditures for such measurement period, less (C) Cash Preferred Dividends for such measurement period to (ii) (A) Cash Interest Expense for such measurement period, plus (B) Scheduled Principal Payments for such measurement period to be less than the ratio set forth below for such applicable period:


          From and including     To and Including           Ratio
          ------------------     ----------------           -----

          January 1, 1997        March 31, 1997           1.00 to 1.00
          April 1, 1997          September 30, 1997       1.00 to 1.00
          October 1, 1997        December 31, 1997        1.10 to 1.00
          January 1, 1998        June 30, 1998            1.20 to 1.00
          July 1, 1998           March 31, 2006           1.25 to 1.00

          (c) Leverage Ratio. The Company will not permit the ratio, for any four-fiscal quarter period (any such period, a "measurement period") ending on a date falling in any period set forth below (an "applicable period"), of (i) Total Funded Debt as of the end of such measurement period (after giving effect to any Qualifying Capital Contribution made after such fiscal quarter) to (ii) EBITDA for such measurement period to be greater than the ratio set forth below for such applicable period:

          From and including     To and Including           Ratio
          ------------------     ----------------           -----

          January 1, 1997        September 30, 1997       5.00 to 1.00
          October 1, 1997        December 31, 1997        4.00 to 1.00
          January 1, 1998        December 31, 1998        3.75 to 1.00
          January 1, 1999        March 31, 2006           3.50 to 1.00

          (d) Minimum Net Worth. The Company will not permit its Net Worth as of the last day of any fiscal quarter of the Company (after giving effect to any Qualifying Capital Contribution made after such fiscal quarter) to be less than the "Minimum Compliance Level". The Minimum Compliance Level shall be $1,500,000 on the Closing Date, and shall be increased as of the last day of each fiscal quarter of the Company ending after the Closing Date, commencing with the fiscal quarter ending on June 30, 1996, by an amount equal to 50% of Net Income (if positive) for such fiscal quarter and 100% of the Net Cash Proceeds of any Equity

Issuance (other than a Qualifying Capital Contribution) by the Company during such fiscal quarter. The foregoing increases in the Minimum Compliance Level shall be fully cumulative and no reduction in the Minimum Compliance Level shall be made to reflect negative Net Income for any period. For purposes of this Section 7.10(d) only, Net Income shall be determined without regard to clauses (d) and of the proviso in the definition thereof.

          (e) Total Funded Debt. The Company will not permit Total Funded Debt at any time on or prior to March 31, 1997 to exceed $75,000,000.

          (f) Rental Expense. The Company will not permit Rental Expense for any fiscal year of the Company to be greater than $3,250,000.

VIII. EVENTS OF DEFAULT AND REMEDIES THEREFOR


     8.1 Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default":

          (a) The (i) Company shall fail to pay any scheduled interest payment when due under the Senior Subordinated Notes, and such failure is not cured within five (5) Business Days after the occurrence thereof (additional interest shall accrue at the rate set forth in Section 1.l on any such unpaid interest until fully paid), (ii) Company or any of its Subsidiaries shall fail to pay when due (whether upon acceleration or otherwise) any principal or Prepayment Fee payable under or with respect to the Senior Subordinated Notes, this Agreement or any of the Other Agreements, or (iii) the Company or any of its Subsidiaries shall fail to pay when due any other sums payable pursuant to
Section 2.4 (after giving effect to the notice and grace period set forth therein);

          (b) The Company shall fail to pay when due (following the expiration of applicable notice and cure periods, if any), whether upon acceleration or otherwise, any Indebtedness, individually or in the aggregate, having an unpaid principal amount in excess of $750,000;

          (c) (i) The Company shall fail to perform or observe any agreement, covenant, term or condition contained in (A) Sections 6.7(a), 6.13 or 6.14 or in Article VII of this Agreement or (B) the second and fourth sentences of Section 6.21; or

          (ii) The Company shall fail to perform or observe any agreement, covenant, term or condition contained in Sections 6.1 or 6.2 of this Agreement, and such default is not remedied or waived within ten (10) days after the occurrence thereof; or

          (iii) The Company shall fail to perform or observe any agreement, covenant, term or condition contained in this Agreement (excluding the specific Sections and Article referred to in Sections 8.1(c)(i) and (ii) above), and such default is not remedied or waived within forty-five (45) days after the date any such default becomes known to a Responsible Officer;

          (d) The Company and/or any of its Subsidiaries shall fail to comply with any Other Agreement to which it is a party, and such default is not remedied or waived within forty-five (45) days after the date any such default becomes known to a Responsible Officer;

          (e) Any representation or warranty whatsoever made or provided by the Company and/or its Subsidiaries to the Purchaser in connection with this Agreement or any Other Agreement was incorrect or misleading in any material respect, when made;

          (f) The Company or any of its Subsidiaries (other than an Inactive Subsidiary) shall become subject to an Event of Bankruptcy;


          (g) Any judgment or order for payment of money shall be rendered against the Company or any of its Subsidiaries (or any combination thereof) which exceeds $750,000 and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

          (h) This Agreement or any Other Agreement to which the Company or any of its Subsidiaries is a party or any material portion thereof applicable to the Company or any of its Subsidiaries shall be declared by any Governmental Authority to be invalid or unenforceable in whole or in part or shall for any reason not be, or shall be asserted by the Company and/or any of its Subsidiaries not to be, in full force and effect and enforceable in accordance with its terms;

          (i) The Parent Guaranty or any Guaranty Agreement shall for any reason not be, or shall be asserted by Parent or any Subsidiary not to be, in full force and effect and enforceable in accordance with its terms (other than, with respect to the Parent Guaranty, the failure of the Parent Guaranty to be enforceable as the result of an Event of Bankruptcy involving only Parent);

          (j) Any Material Contract shall be declared by any Governmental Authority to be invalid or unenforceable in whole or in part or shall for any reason not be, or shall be asserted by the Company or any of its Subsidiaries not to be, in full force and effect and enforceable in accordance with its terms and such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

          (k) The occurrence or existence of any event of default under the Senior Loan Documents together with an act of acceleration of the Senior Debt; or

          (l) The occurrence of a Change in Control.


     8.2 Remedies of Holders upon Occurrence of Event of Default. When any Event of Default described in Section 8.1 above, other than any Event of Default described in clause (f) thereof, has occurred and is continuing, any Purchaser may, in addition to any other right, power or remedy permitted by law, declare the entire amount of the Senior Subordinated Obligations owing to it, including, without limitation, the entire principal, premium (if any) and all interest accrued then outstanding under its Senior Subordinated Obligations, to be, and the same shall thereupon become, forthwith due and payable, together with an amount equal to the Prepayment Fee, without any presentment, demand, protest, notice of default, notice of intention to accelerate, notice of acceleration or other notice of any kind, all of which are hereby expressly waived, and in such event the Company shall (subject to the terms of the Senior Subordination Agreement) forthwith pay to such Purchaser an amount equal to one hundred percent (100%) of the amount thereof. When any Event of Default described in clause (f) of Section 8.1 above shall occur, all of the Senior Subordinated Obligations, including, without limitation, the entire principal, premium (if any) and all accrued interest then outstanding under the Senior Subordinated Notes, shall thereupon be forthwith due and payable, without any presentment, demand, protest, notice of default, notice of intention to accelerate, notice of acceleration or other notice of any kind (including any notice by Purchaser), all of which are hereby expressly waived by the Company, and the Company will (subject to the terms of the Senior Subordination Agreement) forthwith pay to Purchaser an amount equal to 100% of the amount thereof.

     8.3 Annulment of Acceleration. The provisions of the foregoing Section 8.2 are subject to the condition that, if any Purchaser has declared all or any part of its Senior Subordinated Obligations immediately due and payable (or if any Purchaser's Senior Subordinated Obligations have otherwise become immediately due and payable) by reason of the occurrence of any Event of Default, such Purchaser may, by written instrument delivered to the Company (an "Annulment Notice"), rescind and annul such declaration and the consequences thereof as to its Senior Subordinated Obligations, provided that (a) at the time such Annulment Notice is delivered no judgment or decree has been entered for the payment of any monies due pursuant to such Senior Subordinated Obligations in connection therewith, and (b) all arrears of interest and all other sums payable on such Senior Subordinated Obligations in connection therewith (except any principal, interest or premium which has become due and payable solely by reason of such declaration under Section 8.2 hereof) shall have been duly paid or deferred by the Holder of the Senior Subordinated Obligations agreeing to such rescission and annulment; and provided further, that no such rescission and annulment shall extend to or affect any other Purchaser or any subsequent Event of Default or impair any right consequent thereto, and shall not be deemed a waiver of the Event of Default giving rise to the acceleration unless specifically waived in writing by the Purchaser agreeing to such rescission or annulment.

     8.4 Payment of Senior Subordinated Obligations. Subject to the terms of the Senior Subordination Agreement, Purchaser shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Senior Subordinated Notes and payment of all other Senior Subordinated Obligations on the date when due and, upon the occurrence and continuance of an Event of Default, to institute suit against the Company for the enforcement of any such payment. Such rights shall not be impaired without Purchaser's prior written consent.

     8.5 Remedies. Subject to the terms of the Senior Subordination Agreement, if any Event of Default shall occur and be continuing, may exercise any right or remedy it has at law, in equity or under this Agreement or any Other Agreement. No right or remedy conferred upon or reserved to Purchaser under this Agreement or any Other Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing under any applicable law. Every right and remedy given by this Agreement or by applicable law to Purchaser may be exercised from time to time and as often as may be deemed expedient by Purchaser.

     8.6 Conduct No Waiver. No course of dealing on the part of any Purchaser, nor any delay or failure on the part of any Purchaser to exercise any of its rights, shall operate as a waiver of such right or otherwise prejudice any Purchaser's rights, powers and remedies. If the Company fails to pay when due, the principal of, the premium (if any) or the interest on, the Senior Subordinated Notes, or fails to comply with any other provision of this Agreement, the Company shall pay to Purchaser, to the extent permitted by law, on demand, such further amounts as shall be sufficient to cover the cost and expenses, including, but not limited to, reasonable attorney's fees incurred by Purchaser in collecting any sums due on the Senior Subordinated Notes or in otherwise enforcing any of Purchaser's rights.

IX.  SUBORDINATION RIGHTS

     Notwithstanding any provision in this Agreement to the contrary, the Indebtedness evidenced by the Senior Subordinated Notes shall be subordinate in right of payment to all regularly scheduled payments of principal and interest with respect to Senior Debt, and Purchaser's rights and remedies hereunder shall be subordinate to the rights and remedies of the Senior Lender, all in accordance with the terms of the Senior Subordination Agreement. Nothing contained in this Article IX or elsewhere in this Agreement, in the Senior Subordinated Notes or the Senior Subordination Agreement is intended to or shall impair, as between the Company and Purchaser, the obligations of the Company, which are absolute and unconditional, to pay to Purchaser the principal of, the premium (if any) and interest on the Senior Subordinated Notes and all other Senior Subordinated Obligations as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of Purchaser and creditors of the Company other than the holders of the Senior Debt, nor shall anything herein or therein prevent Purchaser from exercising all remedies otherwise permitted by applicable law upon an Event of Default under this Agreement.

X.   FORM OF SENIOR SUBORDINATED NOTES. REGISTRATION, TRANSFER AND
     REPLACEMENT

     10.1 Form of Senior Subordinated Notes. The Senior Subordinated Notes initially delivered under this Agreement will be fully registered notes in the forms attached hereto as Exhibits A-1 and A-2. The Senior Subordinated Notes are issuable only in fully registered form in such denominations as are requested by each Purchaser.

     10.2 Senior Subordinated Note Register. The Company shall cause to be kept at its principal business office a register for the registration and transfer of the Senior Subordinated Notes. The names and addresses of the Holders of the Senior Subordinated Notes, the transfer thereof and the name and address of the transferees of such Senior Subordinated Notes shall be recorded in such register.

     10.3 Issuance of New Senior Subordinated Notes upon Exchange or Transfer. Upon surrender for exchange or registration of transfer of a Senior Subordinated Note at the office of the Company designated for notices in accordance with
Section 12.3 hereof, the Company shall execute and deliver, at its expense, one or more new Senior Subordinated Notes of any authorized denomination requested by the Holder of the surrendered Senior Subordinated Note, each dated the date to which interest has been paid on the Senior Subordinated Note so surrendered (or, if no interest has been paid, the date of such surrendered Senior Subordinated Note), but in the same aggregate unpaid principal amount as such surrendered Senior Subordinated Note, and registered in the name of such Person or Persons as shall be designated in writing by such Holder. Every Senior Subordinated Note surrendered for registration of transfer shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the Holder of such Senior Subordinated Note or by his attorney duly authorized in writing.

     10.4 Replacement of Senior Subordinated Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Senior Subordinated Note and, in the case of any such loss, theft or destruction, upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company or, in the event of such mutilation upon surrender and cancellation of such Senior Subordinated Note, the Company, without charge to the Holder thereof, will make and deliver a new Senior Subordinated Note of like tenor and the same series in lieu of such lost, stolen, destroyed or mutilated Senior Subordinated Note. If any such lost, stolen or destroyed Senior Subordinated Note is owned by any Purchaser or any other Holder whose credit is satisfactory to the Company, then the affidavit of an authorized officer of such owner setting forth the fact of loss, theft or destruction and of its ownership of such Senior Subordinated Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no further indemnity shall be required as a condition to the execution and delivery of a new Senior Subordinated Note.

XI.  INTERPRETATION OF AGREEMENT

     11.1 Certain Terms Defined. When used in this Agreement, the terms set forth below are defined as follows:

          "Acquired Companies" means Tredegar, and its direct and indirect subsidiaries.

          "Acquisition" means the transactions pursuant to which the Company acquired all of the outstanding Capital Stock of Tredegar, all pursuant to the transactions evidenced by the Acquisition Documents.

          "Acquisition Documents" means the Purchase Agreement and the agreements, documents and instruments executed in connection therewith or contemplated thereby, and all amendments thereto.

          "Additional Approved Director" shall mean (a) with respect to the Board of Directors of Parent, a Person nominated by the Permitted Holders to serve as a director of Parent, so long as the Permitted Holders retain the right to remove such Person from his or her directorship with or without cause at any time and to replace such Person with a successor nominated by the Permitted Holders and (b) with respect to the Board of Directors of the Company, a Person nominated by Parent to serve as a director of the Company, so long as Parent retains the right to remove such Person from his or her directorship with or without cause at any time and to replace such Person with a successor nominated by Parent.

          "Affiliate" means any Person directly or indirectly controlling, controlled by, or under common control with, the Person in question. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract, or otherwise.

          "Agreement" means this Note Purchase Agreement, including all schedules and exhibits hereto, as the same may be modified, supplemented, extended and/or amended from time to time.

          "Annulment Notice" is defined in Section 8.3.

          "Applicable Margin" means whichever is applicable, the Applicable ABR Margin or the Applicable Eurodollar Margin, both as defined in the Senior Loan Agreement.

          "Asset Sale" shall mean any sale, lease, transfer, assignment, loss, damage or destruction (in the case of loss, damage or destruction, to the extent covered by insurance) or other disposition of assets (including trademarks and other intangibles), business units, individual business assets or property of the Company or any of its Subsidiaries, including the sale, transfer or disposition of any Capital Stock or real property; provided, however, that none of the following shall be deemed to be an Asset Sale: (a) the sale of inventory in the ordinary course of business; or (b) the sale, lease, transfer, assignment or other disposition of assets (other than in connection with any Casualty or Condemnation) of the Company or any of its Subsidiaries (i) to the Company or any Wholly Owned Subsidiary, (ii) to any other Person to the extent that the aggregate Net Cash Proceeds from such sale, lease, transfer, assignment or other disposition do not exceed $50,000, so long as the fair market value of all property disposed of pursuant to this clause (ii) does not exceed $250,000 in the aggregate in any fiscal year, (iii) in connection with the liquidation for the account of the Company of Cash Equivalents, (iv) if the assets disposed of consist of machinery or equipment of the Company or any of its Subsidiaries which will be replaced or upgraded with machinery and equipment put to a similar use and owned by it, provided that such replacement or upgraded machinery and equipment is acquired (or a firm order therefor is placed) within 90 days after such disposition or (v) to the extent that such assets consist of damaged, worn out or obsolete tangible assets, so long as the fair market value of all property disposed of pursuant to this clause (v) does not exceed $250,000 in the aggregate in any fiscal year; provided that the foregoing definition shall not be deemed to imply that any such Asset Sale is permitted under this Agreement.

          "Business Day" means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of North Carolina, New York or Pennsylvania) on which banks are open for business in Charlotte, North Carolina, New York City and Pittsburgh, Pennsylvania.

          "Capital Expenditures" means, for any period, the sum of (a) all expenditures (whether paid in cash or other consideration or accrued as a liability) which would, in accordance with GAAP, be included on a consolidated statement of cash flows of the Company and its Consolidated Subsidiaries for such period as additions to property, plant and equipment, Capital Lease Obligations or similar items and (b) to the extent not covered by clause (a) hereof, all expenditures (whether paid in cash or other consideration or accrued as a liability) of the Company and its Consolidated Subsidiaries for such period to acquire by purchase or otherwise the business, property or fixed assets of, or stock or other evidences of beneficial ownership of, any other Person (other than the portion of such expenditures allocable in accordance with GAAP to net current assets); provided that the foregoing shall exclude all such expenditures to the extent made with Insurance Proceeds or Condemnation Proceeds pursuant to
Section 5.13 of the Senior Loan Agreement.

          "Capital Lease Obligations" of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

          "Capital Stock" of any Person means any and all shares, partnership and other interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the equity of such Person.

          "Cash Capital Expenditures" shall mean, for any period, all Capital Expenditures paid in cash during such period.

          "Cash Equivalents" shall mean:

          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within 180 days from the date of acquisition thereof;


          (b) investments in commercial paper maturing within 180 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor's Corporation or from Moody's Investors Service, Inc., respectively;

          (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof and overnight repurchase agreements issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any Senior Lender or any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

          (d) money market funds substantially all of whose assets are comprised of securities of the types described in (a) through (c) above;

          (e) cash deposits in any Deposit Account covered by a Lockbox Agreement or in any cash collateral account with the Senior Lender required by, and maintained in accordance with, the Senior Loan Documents; and

          (f) other investment instruments approved in writing by the Senior Lender and offered by financial institutions which have a combined capital and surplus and undivided profits of not less than $500,000,000.

          "Cash Interest Expense" shall mean, for any period, the gross amount of interest expense of the Company and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, during such period, including
(a) the portion of any payments or accruals with respect to Capital Lease Obligations that are allocable to interest expense in accordance with GAAP, (b) all amounts paid (net of any amounts received) pursuant to Interest Rate Protection Agreements during such period and (c) all fees, charges, discounts and other costs paid in respect of Indebtedness during such period, but, in each case, excluding non-cash interest expense.

          "Cash Preferred Dividends" means, for any period, the aggregate amount of dividends paid in cash during such period as permitted by clause (v) of
Section 7.4 of this Agreement.

          "Cash Tax Expense" shall mean, for any period, the amount of expense for Federal, state, local and other income taxes of the Company and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP (assuming the Company was deemed to be the common parent of an affiliated group (within the meaning of Section 1504 of the Code) of which only the Company and the Subsidiaries were members), for such period, but excluding deferred tax expense.

          "Casualty" means any casualty or other damage or defect.

          "Change in Control" means the occurrence of any of the following:


          (a) the failure by Parent to own 100% of the outstanding Common Stock;

          (b) the failure at any time after the Closing Date of a majority of the seats (including vacant seats) of the board of directors of the Company to be occupied by William L. Remley, Richard Kramer and, if Parent so elects (but only if such Person's service as a director of the Company is in addition to service as a director of the Company by both William L. Remley and Richard Kramer, and not in substitution of such service by either of them), one Additional Approved Director (provided, however, that in the event of the death, total disability or total incapacitation of either William L. Remley or Richard Kramer, no "Change in Control" under this clause (b) shall result if a majority of the seats of the board of directors shall be occupied by (i) William L. Remley or Richard Kramer (whichever of them is not deceased, disabled or incapacitated, the "Surviving Director"), (ii) one Person nominated by the Surviving Director with the approval of the Senior Lender and the Purchaser; provided that any such approval by the Purchaser shall not be unreasonably withheld (the "Surviving Director's Nominee") and (iii) if Parent so elects (but only if such Person's service as a director is in addition to service by both the Surviving Director and the Surviving Director's Nominee), one Additional Approved Director;

          (c) any Person or Persons (other than the Permitted Holders) (i) shall own (beneficially or of record), in the aggregate, more than 25% of the outstanding Voting Stock of Parent or (ii) shall, whether through the ownership of securities, by contract or otherwise, directly or indirectly Control Parent; or

          (d) the failure at any time after the Closing Date of a majority of the seats (including vacant seats) of the board of directors of Parent to be occupied by William L. Remley, Richard Kramer and, if the Permitted Holders so elect (but only if such Person's service as a director of Parent is in addition to service as a director of Parent by both William L. Remley and Richard Kramer, and not in substitution of such service by either of them), one Additional Approved Director (provided, however, that in the event of the death, total disability or total incapacitation of either William L. Remley or Richard Kramer, no "Change in Control" under this clause (d) shall result if a majority of the seats of the board of directors shall be occupied by (i) William L. Remley or Richard Kramer (whichever of them is not deceased, disabled or incapacitated, the "Surviving Director"), (ii) one Person nominated by the Surviving Director with the approval of the Senior Lender and the Purchaser; provided that any such approval by the Purchaser shall not be unreasonably withheld (the "Surviving Director's Nominee") and (iii) if the Permitted Holders so elect (but only if such Person's service as a director is in addition to service by both the Surviving Director and the Surviving Director's Nominee), one Additional Approved Director.

          "Closing Date" means the date on which all of the conditions stated in
Article V of this Agreement have been met to Purchaser's satisfaction and the purchase price for the Senior Subordinated Notes has been paid, but in any event not later than March 29, 1996.

          "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, and the regulations promulgated thereunder.

          "Common Stock" shall mean the Common Stock, no par value, of the Company, any other Capital Stock of the Company into which such Common Stock shall be reclassified or otherwise changed and any other Capital Stock of the Company which is not Preferred Stock.

          "Commonly Controlled Entity" shall mean an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group which includes the Company and which is treated as a single employer under Section 414 of the Code.

          "Company" means Precise Technology, Inc., a Delaware corporation.

          "Condemnation" means the institution of any action or proceeding for the taking of any Mortgaged Property (as defined in the Senior Loan Agreement), or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain by reason of any public improvement or condemnation proceeding, or, in any other manner.

          "Condemnation Proceeds" means the proceeds of any Condemnation or transfer in lieu thereof.

          "Confidential Information Memorandum" means the Confidential Information Memorandum of the Company dated February, 1996.

          "Consolidated Subsidiaries" means for any Person, all subsidiaries of such Person that should be consolidated with such Person for financial reporting purposes in accordance with GAAP.

          "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and "Controlling" and "Controlled" shall have meanings correlative thereto.

          "Current Assets" shall mean, as of any date, all assets which would, in accordance with GAAP, be included on a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of such date as current assets.

          "Current Liabilities" shall mean, as of any date, all liabilities which would, in accordance with GAAP, be included on a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of such date as current liabilities.

          "Deposit Account" means any demand, time, savings, passbook, collection, operating, investment or other like type of account relating in any way to the assets or business of the Company or any of its Subsidiaries.

          "Disqualified Stock" of any Person shall mean (a) in the case of the Company, the Permitted Preferred Stock and the Seller Preferred Stock, (b) any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is convertible into or exchangeable or exercisable for Indebtedness or Disqualified Stock or (iii) is redeemable or subject to any mandatory repurchase requirement at the option of the holder thereof, in whole or in part, in each case on or prior to the Termination Date and (c) if such Person is a Subsidiary, any Preferred Stock of such Person.

          "EBITDA" shall mean, for any period, (a) Net Income for such period, p1us, (b) the following to the extent deducted in computing such Net Income: (i) interest expense, (ii) tax expense, (iii) depreciation and amortization of tangible and intangible assets, and (iv) other non-cash charges or non-cash losses, in each case for the Company and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, minus (c) the following to the extent added in computing such Net Income: (i) interest income and (ii) any non-cash income or non-cash gains, in each case for the Company and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP.

          "Environmental Laws" means all federal, state, or local laws, ordinances, rules, regulations and orders of courts or administrative agencies or authorities relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, and subsurface strata), and other laws relating to (a) Polluting Substances or (b) the manufacture, processing, distribution, use, treatment, handling, storage, disposal, or transportation of Polluting Substances.

          "Equity Issuance" shall mean the issuance of any Capital Stock (other than the Permitted Preferred Stock and Seller Preferred Stock) or receipt of any capital contribution by the Company or any of its Subsidiaries, provided that the foregoing definition shall not be deemed to imply that any such Equity Issuance is permitted under this Agreement.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and the regulations promulgated thereunder.

          "Event of Bankruptcy" with respect to any Person, means any of (a) the filing by such Person of a voluntary petition in bankruptcy under any provision of any bankruptcy law or a petition to take advantage of any insolvency act, (b) the admission in writing by the Company of its inability to pay its debts generally as they become due, (c) the appointment of a receiver or receivers for all or a material part of such Person's assets with the consent of such Person,
(d) the filing of any bankruptcy, arrangement or reorganization petition by or, with the consent of such Person, against such Person under any provision of any bankruptcy law, (e) a receiver, liquidator or trustee of such Person or a substantial part of its assets shall be appointed pursuant to the Federal Bankruptcy Code by the order of a court of competent jurisdiction which shall not be dismissed or stayed within sixty (60) days, or (f) an involuntary petition to reorganize or liquidate a Person pursuant to the Federal Bankruptcy Code shall be filed against such Person and shall not be dismissed or stayed within 60 days.

          "Event of Default" is defined in Section 8.1.

          "Excess Cash Flow" shall mean, for any period, the excess of (a) the sum, without duplication, of (i) EBITDA for such period, (ii) extraordinary cash income, if any, business interruption insurance proceeds, if any, and cash gains attributable to sales of assets out of the ordinary course of business, if any, during such period to the extent that any such extraordinary cash income, such insurance proceeds or such cash gain (A) is not included in EBITDA for such period and (B) is not required to be utilized in connection with a payment made (or to be made) by the Company pursuant to Section 2.11(e) of the Senior Loan Agreement, (iii) the amount, if any, by which Working Capital decreased during such period over (b) the sum, without duplication, of (i) Cash Tax Expense for such period, (ii) Cash Interest Expense paid during such period, (iii) Cash Capital Expenditures made during such period, (iv) Scheduled Principal Payments made during such period, (v) optional and mandatory prepayments of the principal of the Senior Debt during such period, but only to the extent that such prepayments by their terms cannot be reborrowed or redrawn, and (vi) the amount, if any, by which Working Capital increased during such period.

          "Excess Interest" is defined in Section 2.8.

          "Financial Officer" of any corporation shall mean the chief financial officer, principal accounting officer or similar officer of such corporation.

          "Financial Statements" is defined in Section 4.2.

          "GAAP" means generally accepted accounting principles, applied on a consistent basis.

          "Governmental Authority" means any federal, state, local or foreign governmental department, commission, board, bureau, authority, agency, court, instrumentality or judicial or regulatory body or entity.

          "Guaranty Agreement" means, with respect to each of the Company's Subsidiaries, the Guaranty Agreement dated as of the Closing Date executed by each such Subsidiary in favor of the Purchaser.

          "Hamilton Preferred Stock" shall mean the 331.46 shares of 9 1/2% Preferred Stock, stated value $10,000 per share, of Parent issued by Parent to

Hamilton Holdings Ltd. Corporation, a Texas corporation, on the Closing Date.

          "Holders" when used in reference to the Senior Subordinated Notes and/or the Senior Subordinated Obligations, means the Person or Persons who, at the time of determination, is the lawful owner of all or a portion of the Senior Subordinated Notes or an obligee of all or a portion of the Senior Subordinated Obligations.

          "Impositions" is defined in Section 6.9.

          "Inactive Subsidiary" means any Subsidiary of the Company that has less than $10,000 in assets (whether computed by book value, market value or any other method) and that is not engaged in any activities relating to the Company's business.

          "Indebtedness" of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind made with or to such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, including certificates issued in connection with an asset securitization, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations of such Person in respect of Interest Rate Protection Agreements, (j) all obligations of such Person, contingent or otherwise, as an account party in respect of letters of credit and bankers' acceptances and (k) all obligations of such Person to contribute money or other property to any other Person. The Indebtedness of any Person shall include, without duplication, the Indebtedness of any partnership in which such Person is a general partner and of any trust or other entity formed or utilized in connection with a securitization of assets of such Person. Notwithstanding the foregoing, the term "Indebtedness" shall exclude (x) all trade accounts payable by any Person arising in the ordinary course of business and (y) the Pecks Preferred Stock.

          "Insurance Proceeds" means collectively all insurance proceeds (other than business interruption proceeds), damages, awards, claims and rights of action with respect to any Casualty.

          "Intellectual Property" means all patents, patent rights, patent applications, licenses, inventions, trade secrets, know-how, proprietary techniques (including processes and substances), trademarks, service marks, trade names and copyrights.


          "Intercompany Notes" shall mean the promissory notes issued as contemplated by the definition of Permitted Investments, in the form attached hereto as Exhibit D.

          "Interest Coverage Ratio" as of any date shall mean the ratio of (a) EBITDA for the Reference Period with respect to such date to (b) Cash Interest Expense for such Reference Period.

          "Interest Rate Protection Agreement" shall mean any interest rate swap, collar, cap, foreign currency exchange agreement or other arrangement requiring payments contingent upon interest or exchange rates.

          "Letter of Credit" shall mean any Standby Letter of Credit or Trade Letter of Credit issued pursuant to the Senior Loan Agreement.

          "Leverage Ratio" as of any date shall mean the ratio of (a) Total Funded Debt as of the end of the Reference Period with respect to such date to
(b) EBITDA for such Reference Period.

          "Lien" means any lien, mortgage, security interest, tax lien, pledge, encumbrance, financing statement, or conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of Indebtedness or any other obligation, whether arising by agreement, operation of law, or otherwise.

          "Lockbox Agreement" shall mean a lockbox agreement among the Company, NationsBank, N.A., as agent for Senior Lender, and a financial institution in which the Company maintains a deposit account, in substantially the form attached to the Senior Loan Agreement as Exhibit F, as amended from time to time.

          "Management Agreement" shall mean tile Management Agreement dated as of March 15, 1996, to be effective as of April 1, 1996, between the Company and Mentmore.

          "Material Adverse Effect" means (a) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (b) the material impairment of the ability of any party to perform its obligations under this Agreement or any of the Other Agreements to which it is a party or of Purchaser to enforce or collect any of the Senior Subordinated Obligations. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

          "Material Contracts" means each agreement, contract, lease, license, commitment or other instrument to which the Company or any of its Subsidiaries is a party or by which they or any of their respective properties or assets are or may be bound as of the Closing Date, after giving effect to the application of proceeds thereof on the Closing Date, the loss of which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          "Maximum Rate" is defined in Section 2.8.

          "Mentmore" means Mentmore Holdings Corporation, a Delaware corporation.

          "Minimum Compliance Level" shall have the meaning assigned to such term in Section 7.10(d).

          "Multiemployer Plan" shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "Net Cash Proceeds" shall mean: (a) with respect to any Asset Sale,
(i) the gross amount of cash proceeds (including in each fiscal year of the Company the amount of condemnation awards and insurance settlements, except business interruption insurance proceeds, in such fiscal year in excess of Set Aside Amounts (it being understood that Set Aside Amounts shall not be included in the term "Net Cash Proceeds" and may be retained by the Company or a Subsidiary, as applicable, for the purposes described in Section 5.13 of the Senior Loan Agreement unless and until any such amount shall cease to be a Set Aside Amount as a result of any failure to meet any of the criteria set forth in such Section 5.13 of the Senior Loan Agreement)) actually paid to or actually received by the Company or any of its Subsidiaries in respect of such Asset Sale (including cash proceeds subsequently received in respect of such Asset Sale in respect of non-cash consideration initially received or otherwise), less (ii) the sum of (A) the amount, if any, of all taxes (other than income taxes) and the Company's good-faith best estimate of all income taxes (to the extent that such amount shall have been set aside for the purpose of paying such taxes when due), and customary fees, brokerage fees, commissions, costs and other expenses (other than those payable to the Company, any of its Subsidiaries or any Affiliate of the Company) that are incurred in connection with such Asset Sale and are payable by the seller or the transferor of the assets or property to which such Asset Sale relates (or, in the case of income taxes in respect of the period during which the Company is consolidated with Parent and Sunderland for the purposes of the payment of such income taxes, payable by Sunderland, provided that the Company is permitted to fund the payment of such income taxes under Section 7.4 at such time), but only to the extent not already deducted in arriving at the amount referred to in clause (a) above, (B) appropriate amounts that must be set aside as a reserve in accordance with GAAP against any liabilities associated with such Asset Sale and (C) if applicable, the amount of Indebtedness secured by a Permitted Lien that has been repaid or refinanced as required in accordance with its terms with the proceeds of such Asset Sale; and
(b) with respect to any Equity Issuance, the gross amount of cash proceeds paid to or received by the Company or any Subsidiary in respect of such Equity Issuance, net of underwriting discounts and commissions or placement fees, investment banking fees, legal fees, consulting fees, accounting fees and other customary fees and expenses directly incurred by the Company or any of its

Subsidiaries in connection therewith.

          "Net Income" shall mean, for any period, net income (or loss) of the Company and its Consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such calculation of net income (or loss) (a) the income of any Person in which any other Person (other than the Company or any of its Subsidiaries) has any interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Wholly Owned Subsidiary by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries or the date such Person's assets are acquired by the Company or any of its Subsidiaries, (c) the income of any of its Subsidiaries to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, (d) any after-tax gains or losses attributable to sales of assets out of the ordinary course of business and (e) (to the extent not included in clauses (a) through (d) above) any non-cash extraordinary gains or non-cash extraordinary losses.

          "Net Worth" shall mean, as of any date, the total of all amounts which would in accordance with GAAP be included on a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of such date as (a) the par or stated value of all outstanding Capital Stock of the Company, (b) paid in capital or capital surplus relating to such Capital Stock and (c) any retained earnings or earned surplus less (i) any accumulated deficit and (ii) any amounts attributable to Disqualified Stock.

          "Other Agreements" means (a) the Senior Subordinated Notes and all other agreements, instruments and documents (including, without limitation, notes, guarantees, powers of attorney, consents, assignments, contracts, notices, subordination agreements and all other written matter), and all renewals, modifications and extensions thereof, whether heretofore, now or hereafter executed by or on behalf of the Company and/or any of its Subsidiaries and delivered to and for the benefit of Purchaser or any Person participating with Purchaser in the Senior Subordinated Notes with respect to this Agreement or any of the transactions contemplated by this Agreement and (b) the Parent Guaranty.

          "Parent" means Precise Holding Corporation, a Delaware corporation.

          "Parent Guaranty" means the Guaranty Agreement dated as of the Closing Date executed by Parent in favor of the Purchaser.

          "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor thereto.


          "Pecks" means, collectively, Delaware State Employees' Retirement Fund, Declaration of Trust for Defined Benefit Plans of Zeneca Holdings Inc. and Declaration of Trust for Defined Benefit Plans of ICI American Holdings Inc.

          "Pecks Preferred Stock" shall mean the Series A Cumulative Exchangeable Preferred Stock of the Company in the aggregate liquidation preference of $5,750,000 issued to Pecks pursuant to that certain Securities Purchase Agreement dated the date hereof by and among Parent, the Company and Pecks.

          "Permitted Holder" shall mean (a) William L. Remley and his relatives,
(b) Richard Kramer and his relatives (such Persons referred to in clauses (a) and (b) being referred to for purposes of this definition as the "relatives"),
(c) any trust, other estate, corporation or other entity through which any relatives have a beneficial interest, directly or indirectly, through one or more intermediaries, in the Capital Stock of Parent, so long as no Persons other than relatives have any beneficial interest in any such trust, other estate, corporation or other entity and (d) any other Affiliate of William L. Remley and/or Richard Kramer, so long as such other Affiliate is reasonably acceptable to the Purchaser.

          "Permitted Indebtedness" means

          (a) Indebtedness existing on the Closing Date, to the extent set forth on Schedule 11.1 (a) (but not any extension, renewal or refinancing thereof);

          (b) Indebtedness in favor of the Purchaser under this Agreement and/or the Other Agreements and created pursuant thereto;

          (c) Interest Rate Protection Agreements entered into by the Company as part of its interest rate management program;

          (d) the Senior Debt and the Senior Guarantee Obligations;

          (e) Capital Lease Obligations in an aggregate amount of up to $12?000,000 outstanding at any time;

          (f) Indebtedness (excluding Capital Lease Obligations) issued to finance the payment of all or part of the purchase price of any assets acquired after the Closing Date; provided, however, that such Indebtedness is issued and any Liens securing such Indebtedness are created at the time of, or within 90 days after, the acquisition of such assets and such Indebtedness is not secured by a Lien on any other assets; and provided further, that the aggregate principal amount of all such Indebtedness outstanding at any time shall not exceed $2,000,000;

          (g) unsecured Indebtedness in favor of Pecks arising from the exchange by Pecks of the Pecks Preferred Stock (pursuant to and in accordance with the terms of the Certificate of Designation for the Company's Series A Cumulative Exchangeable Preferred Stock, as in effect on the Closing Date), but only if (i) no Potential Default or Event of Default has occurred and is continuing or would occur as a result of any such exchange, and (ii) the ratio of the Company's Indebtedness to EBITDA is not greater than 2.5 to 1.0 both before and after giving effect to any such exchange; and

          (h) other unsecured Indebtedness incurred in the ordinary course of business in an aggregate principal amount of up to $2,000,000 outstanding at any time.

          "Permitted Investments" means the following:

          (a) investments existing on the Closing Date, to the extent set forth on Schedule 11.11(b), by the Company in its Subsidiaries;

          (b) loans and advances made after the Closing Date by the Company or any of its Subsidiaries to Wholly Owned Subsidiaries or by any of the Wholly Owned Subsidiaries to the Company; provided that, (I) any such loan or advance is evidenced by an Intercompany Note and (II) any such loan or advance to or by any Wholly Owned Subsidiary shall be permitted only so long as such Person remains a Wholly Owned Subsidiary;

          (c) Cash Equivalents;

          (d) trade accounts receivable (and related notes and instruments) arising in the ordinary course of business; and

          (e) advances to employees for moving and travel expenses in the ordinary course of business.

          "Permitted Liens" means:

          (a) Liens existing on the Closing Date, to the extent set forth on
Schedule 11.1(c), provided that such Liens secure only those obligations which they secure on the Closing Date;

          (b) Liens arising under the Senior Loan Documents;

          (c) Liens for taxes, assessments, governmental charges and levies not yet due or which are being contested in compliance with Section 6.9;

          (d) carriers', warehousemen's, mechanic's, materialmen's, repairmen's or other like Liens arising in the ordinary course of business and securing obligations that are not due or which are being contested in compliance with
Section 6.9;

          (e) Liens incurred and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security laws or regulations;

          (f) Liens or deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (g) zoning restrictions, easements, restrictive covenants, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any of the Subsidiaries;

          (h) Liens constituting the interest of any lessor of property subject to Capital Lease Obligations permitted hereunder; provided that such Liens do not extend to any other property;

          (i) Liens securing purchase money Indebtedness permitted hereunder; provided that such Liens do not extend to any assets other than the assets purchased with the proceeds of such Indebtedness; and

          (j) other Liens (not included in clauses (a) through (i) above) securing obligations in the ordinary course of business in an aggregate principal amount of up to $500,000 outstanding at any time.

          "Permitted Tax Distributions" shall mean distributions to Parent up to the amount that the Company would have been required to pay for federal, state, local or other taxes on income if it were deemed to be the common parent of an affiliated group (within the meaning of Section 1504 of the Code) of which only the Company and its Subsidiaries were members (and assuming for such purposes that such group had the benefit of any losses of the Company and the Subsidiaries previously used by Parent, Sunderland or any of their other Affiliates); provided that (A) such distributions may be made only in respect of the period during which the Company is consolidated with Parent and Sunderland for purposes of the payment of such taxes and, (B) no such distribution shall be made earlier than 10 days before the date on which the payment by such affiliated group of such federal, state, local or other taxes on income, including any estimated payment, would be due.

          "Person" means any individual, sole proprietorship, corporation, business trust, unincorporated organization, association, company, partnership, joint venture, governmental authority (whether a national, federal, state, county, municipality or otherwise, and shall include without limitation any instrumentality, division, agency, body or department thereof), or other entity.

          "Plan" means at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Company or a Commonly Controlled

Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

          "Polluting Substances" means all pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes and shall include, without limitation, any flammable explosives, radioactive materials, oil, hazardous materials, hazardous or solid wastes, hazardous or toxic substances or related materials defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, the Hazardous and Solid Waste Amendments of 1984, and the Hazardous Materials Transportation Act, as any of the same are hereafter amended, and in the regulations adopted and publications promulgated thereto; provided, in the event any of the foregoing Environmental Laws is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and, provided, further, to the extent that the applicable laws of any state establish a meaning for "hazardous substance," "hazardous waste," "hazardous material," "solid waste," or "toxic substance" which is broader than that specified in any of the foregoing Environmental Laws, such broader meaning shall apply.

          "Potential Default" means the occurrence of any condition or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

          "Preferred Stock", as applied to the Capital Stock of any corporation, shall mean Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

          "Prepayment Fee" is defined in Section 2.2.

          "Principal Amount" is defined in Section 1.2(b).

          "Property" means all real property owned or leased by the Company or any of its Subsidiaries.

          "Purchase Agreement" means the Stock Purchase Agreement dated as of March 11, 1996, among the Company and Tredegar Investments.

          "Purchaser" means individually and collectively Rice and John Hancock, together with all of their respective transferees, successors and assigns of all or any portion of the Senior Subordinated Notes or the Senior Subordinated Obligations and any nominees on whose behalf any of the foregoing purchase or otherwise acquire any of such Indebtedness of the Company, and shall include, but not be limited to, each and every "Holder" as defined herein. With respect to any right or action to be taken by Purchaser under this Agreement (other than under Sections 8.2 or 8.3) the term Purchaser means Holders representing a majority in interest of the Senior Subordinated Obligations.

          "Qualifying Capital Contribution" made after any fiscal quarter of the Company shall mean a contribution to capital of the Company made by Parent in cash; provided that (a) Parent shall receive no consideration therefor (other than additional shares of Common Stock), (b) such capital contribution shall be made prior to delivery to the Purchaser of the financial statements delivered pursuant to Section 6.1 for such fiscal quarter, (c) 100% of the Net Cash Proceeds thereof shall be applied by the Company in accordance with Section 7.3(L) of this Agreement and (d) the amount of such Qualifying Capital Contribution for purposes of this Agreement shall be the amount of Net Cash Proceeds thereof applied in accordance with Section 7.3(L) of this Agreement.

          "Reference Period" with respect to any date shall mean the period of four consecutive fiscal quarters of the Company immediately preceding such date or, if such date is the last day of a fiscal quarter, ending on such date.

          "Rental Expense" shall mean for any period, the aggregate amount of fixed and contingent rental obligations payable by the Company and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, for such period under leases of real and/or personal property (net of income from sub-leases thereof), excluding, however, Capital Lease Obligations.

          "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the PBGC has waived either the 30-day notice period or the penalty for failure to give notice.

          "Responsible Officer" means, with respect to the Company, its president, its chief executive officer, its chief operating officer, any financial officer, any vice president or its general counsel.

          "Revolving Loans" shall mean the revolving loans made by the Senior Lender to the Company pursuant to the Senior Loan Agreement.

          "Scheduled Principal Payments" shall mean, for any period, without duplication, (i) the aggregate principal amount of Term Loans (as defined in the Senior Loan Agreement) paid during such period pursuant to Sections 2.11(a) and/or (b) of the Senior Loan Agreement and (ii) the aggregate principal amount of all scheduled principal payments on Indebtedness (other than the Senior Debt) of the Company and its Consolidated Subsidiaries made during such period, determined on a consolidated basis in accordance with GAAP, including any discount or premium relating to such Indebtedness, whether expensed or capitalized.

          "Seller Preferred Stock" shall mean the preferred equity financing provided by Tredegar Investments as contemplated by Section 5.5 of this Agreement to finance $2,500,000 of the purchase price of the Acquisition;

provided that (i) such financing shall consist of Preferred Stock of the Company, (ii) such Preferred Stock shall provide for terms and conditions reasonably satisfactory to the Purchaser and (iii) the aggregate liquidation preference of such Seller Preferred Stock shall not exceed $2,500,000.

          "Senior Debt" shall have the meaning ascribed to it in the Senior Subordination Agreement.

          "Senior Guarantee Obligations" shall have the meaning ascribed to it in the Senior Subordination Agreement.

          "Senior Lender" means NationsBank, N.A., a national banking association, and any other financial institution a party to the Senior Loan Agreement, and their respective successors and assigns, and any Person who replaces or refinances the Senior Debt under the terms set forth in Section 7.1(c).

          "Senior Loan Agreement" means the Credit Agreement, dated as of March 28, 1996, by and among Parent, the Company, NationsBank, N.A., as Agent and Issuing Bank, and each of the other financial institutions a party thereto, as the same may be modified, amended, waived, supplemented or otherwise changed from time to time, all documents and instruments delivered pursuant thereto in connection with the loans and advances made thereunder, and all agreements, documents and instruments executed by the Company and any Person who replaces or refinances the Senior Debt under the terms set forth in Section 7.1(c).

          "Senior Loan Documents" means the Senior Loan Agreement and the agreements, documents and instruments executed in connection therewith or contemplated thereby, and all amendments, modifications, waivers, renewals, extensions, substitutions, increases or replacements thereof.

          "Senior Subordinated Notes" means the term promissory notes issued by the Company to Purchaser pursuant to this Agreement, together with all renewals, modifications, extensions, substitutions and replacements thereof.

          "Senior Subordinated Obligations" means and includes any and all Indebtedness and/or liabilities of the Company and/or its Subsidiaries to Purchaser of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, under this Agreement or any Other Agreement to which the Company or any of its Subsidiaries is a party (regardless of how such Indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument) and all obligations of the Company and/or its Subsidiaries to Purchaser to perform acts or refrain from taking any action under any of the aforementioned documents, together with all renewals, modifications, extensions, increases, substitutions or replacements of any of such Indebtedness.


          "Senior Subordination Agreement" means that certain Senior Subordination Agreement, dated as of March 28, 1996, by and between Purchaser and NationsBank, N.A., as Agent for the Senior Lender, and acknowledged by Parent and the Company, pursuant to which the relative priorities of the Senior Lender and Purchaser with respect to the repayment of Senior Debt and the Senior Subordinated Obligations are established, and all amendments and modifications thereto.

          "Set Aside Amounts" shall mean, in respect of any Condemnation Proceeds or Insurance Proceeds actually received by the Company or any of its Subsidiaries, the portion thereof, if any, not required to be used to prepay either the Senior Debt pursuant to Section 5.13 of the Senior Loan Agreement, including Section 5.13(e) of the Senior Loan Agreement, or the Senior Subordinated Obligations.

          "Shareholder" shall mean, as of any date, any Person or "group" (within the meaning of Rule 13d-5 under the Exchange Act) (a) which beneficially owns as of such date Capital Stock of the Company (or of any Person Controlling the Company) representing 5% or more of the aggregate ordinary voting power of all the outstanding Capital Stock of the Company (or of such Person Controlling the Company) and (b) of which the Company has knowledge.

          "Shareholder Agreement" means the Shareholder Agreement dated as of the Closing Date executed by Parent, the Purchaser, Pecks and the other Persons a signatory thereto, as the same may be amended, modified or restated from time to time.

          "Single Employer Plan" shall mean any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

          "Source" is defined in Section 3.2.

          "Standby Letter of Credit" means an irrevocable standby letter of credit for the account of the Company and for the benefit of any holder of obligations of the Company or any of its Subsidiaries incurred in the ordinary course of business.

          "Subsidiary" means any Person of which or in which the Company and/or Parent and their other Subsidiaries own directly or indirectly 50% or more of
(a) the combined voting power of all classes having general voting power under ordinary circumstances to elect a majority of the board of directors or equivalent body of such Persons, if it is a corporation, (b) the capital interest or profits interest of such Person, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such Person if it is a trust, association or other unincorporated organization.

          "Sunderland" shall mean Sunderland Industrial Holdings Corporation, a Delaware corporation, and its successors.

          "Termination Date" means the earliest to occur of (a) March 28, 2006,

(b) the date on which the Senior Subordinated Notes are accelerated pursuant to
Article VIII, and (c) the date on which the Senior Subordinated Obligations are paid in full.

          "Total Funded Debt" shall mean, as of any date, without duplication,
(a) the aggregate amount of Indebtedness (other than Indebtedness with respect to interest rate protection agreements) of the Company and its Consolidated Subsidiaries as of such date which has a final maturity more than one year after such date or which is extendible or renewable at the option of the Company or any of its Consolidated Subsidiaries to a time more than one year after such date (whether or not renewed or extended), including any current installment thereof due within one year after such date, determined on a consolidated basis in accordance with GAAP, (b) the aggregate undrawn amount on all outstanding letters of credit (including Letters of Credit) as to which the Company or any of its Consolidated Subsidiaries is the account party and (c) the aggregate principal amount of outstanding loans constituting Senior Debt as of such date.

          "Trade Letter of Credit" means a trade or commercial letter of credit issued for the account of the Company and for the benefit of any holder of obligations of the Company or any of its Subsidiaries incurred in the ordinary course of business.

          "Transfer" is defined in Section 12.5 hereof.

          "Transferee" means any Person to whom a Transfer is made.

          "Tredegar" means Tredegar Molded Products Company, a Virginia corporation.

          "Tredegar Investments" means Tredegar Investments, Inc., a Virginia corporation.

          "Voting Stock" shall mean, with respect to any Person, (a) shares of such Person's voting Capital Stock that have ordinary voting power (other than shares or interests having such power only by reason of the occurrence of a contingency) to vote in the election of directors of such Person and (b) all warrants, options and other rights to purchase, or exchange securities for or convert securities into, such shares.

          "Warrants" mean the warrants to purchase up to seventeen and fifteen one-hundredths percent (17.15%) of Parent's common stock (on a fully diluted basis), as the same may be amended from time to time.

          "Warrant Documents" means, collectively, (a) the Warrants, (b) the Warrant Purchase Agreement dated as of the Closing Date executed by and among Parent, the Purchaser and Pecks, with respect to the issuance to Purchaser and Pecks of the Warrants, and (c) the Shareholders Agreement.

          "Wholly Owned Subsidiary" shall mean, at any time, any Subsidiary all the Capital Stock of which is at such time directly or indirectly owned by the

Company.

          "Working Capital" shall mean, as of any date of determination, an amount equal to (a) Current Assets as of such date, but excluding cash and Cash Equivalents described under clauses (a) through (f) of the definition thereof, minus (b) Current Liabilities as of such date, but excluding the current portion of payments on long-term Indebtedness and payments with respect to Revolving Loans. Working Capital as of any date may be a positive or negative number. Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative, and all such increases and decreases for any period shall be determined in a manner consistent with that used in preparing the Company's consolidated statements of cash flows for the same period in accordance with GAAP.

          Terms which are defined in other Sections of this Agreement shall have the meanings specified therein. All other terms contained in this Agreement shall have, when the context so indicates, the meanings provided for by the Uniform Commercial Code as adopted and in force in the State of New York, as from time to time in effect.

     11.2 Accounting Terms and Definitions. Unless otherwise defined or specified herein all accounting terms used in this Agreement shall be construed in accordance with GAAP, applied on a basis consistent in all material respects with the financial statements delivered by Company to Purchaser on or before the Closing Date. All accounting determinations for purposes of determining compliance with the financial covenants contained in Section 6.20 shall be made in accordance with GAAP as in effect on the Closing Date and applied on a basis consistent in all material respects with the audited financial statements delivered to Purchaser by Company on or before the Closing Date. The financial statements required to be delivered hereunder from and after the Closing Date, and all financial records, shall be maintained in accordance with GAAP as in effect at the time of deliverance of such financial statements. If GAAP shall change from the basis used in preparing the audited financial statements delivered to Purchaser by Company on or before the Closing Date, the certificates required to be delivered pursuant to Section 6.2 demonstrating compliance with the covenants contained herein shall include, at the election of Company or upon the request of Purchaser, calculations setting forth the adjustments necessary to demonstrate how Company is in compliance with the financial covenants based upon GAAP as in effect on the Closing Date.

     11.3 Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.


XII. MISCELLANEOUS

     12.1 Expenses. The Company agrees to pay (a) all out-of-pocket expenses of

Purchaser (including reasonable fees, expenses and disbursements of Purchaser's counsel and the allocated costs of staff counsel) in connection with the preparation, negotiation, enforcement, operation and administration of this Agreement, the Senior Subordinated Notes, the Other Agreements, or any documents executed in connection therewith, or any waiver, modification or amendment of any provision hereof or thereof; and (b) if an Event of Default occurs, all court costs and costs of collection, including, without limitation, reasonable fees, expenses and disbursements of counsel employed in connection with any and all collection efforts. The attorneys' fees arising from such services, including those of any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel or Purchaser in any way or respect arising in connection with or relating to any of the events or actions described in this Article XII shall be payable by the Company to Purchaser, on demand, and shall be additional Senior Subordinated Obligations. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: recording costs, appraisal costs, paralegal fees, costs and expenses; accountants' fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges, telegram charges; facsimile charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services. The Company agrees to indemnify Purchaser from and hold it harmless against any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery by the Company or any other Person of this Agreement, the Other Agreements, and any documents executed in connection therewith.


     12.2 Indemnification. IN ADDITION TO AND NOT IN LIMITATION OF THE OTHER INDEMNITIES PROVIDED FOR HEREIN OR IN ANY OTHER AGREEMENTS, THE COMPANY HEREBY INDEMNIFIES AND AGREES TO HOLD HARMLESS PURCHASER AND ANY OTHER HOLDERS, AND EVERY AFFILIATE OF ANY OF THE FOREGOING, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND

AGENTS, FROM ANY CLAIMS, ACTIONS, DAMAGES, COSTS, ATTORNEYS' FEES AND EXPENSES (INCLUDING ANY OF THE SAME ARISING OUT OF THE SOLE OR CONTRIBUTORY NEGLIGENCE OF THE PERSON TO BE INDEMNIFIED) TO WHICH ANY OF THEM MAY BECOME SUBJECT, INSOFAR AS SUCH LOSSES, LIABILITIES, CLAIMS, ACTIONS, DAMAGES, COSTS AND EXPENSES ARISE FROM OR RELATE TO THIS AGREEMENT OR THE OTHER AGREEMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR FROM ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION OR OTHER PROCEEDING RELATING TO ANY OF THE FOREGOING, OR FROM ANY VIOLATION OR CLAIM OF VIOLATION OF ANY APPLICABLE ENVIRONMENTAL LAWS WITH RESPECT TO ANY REAL OR PERSONAL PROPERTY, OR FROM ANY GOVERNMENTAL OR JUDICIAL CLAIM, ORDER OR JUDGMENT WITH RESPECT TO ANY REAL OR PERSONAL PROPERTY OF THE COMPANY, OR FROM ANY BREACH OF THE WARRANTIES, REPRESENTATIONS OR COVENANTS CONTAINED IN THIS AGREEMENT OR THE OTHER AGREEMENTS. THE FOREGOING INDEMNIFICATION INCLUDES ANY SUCH CLAIMS, ACTIONS, DAMAGES, COSTS, AND EXPENSES INCURRED BY REASON OF THE SOLE OR CONTRIBUTORY NEGLIGENCE OF THE PERSON TO BE INDEMNIFIED, BUT EXCLUDES ANY OF THE SAME INCURRED BY REASON OF SUCH PERSON'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.


     12.3 Notices. Except as otherwise expressly provided herein, all communications provided for hereunder shall be in writing and delivered or mailed by the United States mails, certified mail, return receipt requested, (a) if to Purchaser, addressed to Purchaser at the address specified on Annex I hereto or to such other address as Purchaser may in writing designate, (b) if to any other Holder, addressed to such Holder at such address as such Holder may in writing designate, and (c) if to the Company, addressed to the Company at the address set forth next to its name on the signature pages hereto or to such other address as the Company may in writing designate. Notices shall be deemed to have been validly served, given or delivered (and "the date of such notice" or words of similar effect shall mean the date) five (5) days after deposit in the United States mails, certified mail, return receipt requested, with proper postage prepaid, or upon actual receipt thereof (whether by noncertified mail, telecopy, telegram, facsimile, express delivery or otherwise), whichever is earlier.

     12.4 Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by Purchaser at the closing of the purchase of the Senior Subordinated Note, and (c) financial statements, certificates and other information previously or hereafter furnished to Purchaser, may be reproduced by Purchaser by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that any such reproduction which is legible shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence; provided that nothing herein contained shall preclude the Company from objecting to the admission of any reproduction on the basis that such reproduction is not accurate, has been altered, is otherwise incomplete or is otherwise inadmissible.

     12.5 Assignment, Sale of Interest. The Company may not sell, assign or transfer this Agreement, or the Other Agreements or any portion thereof, including, without limitation, the Company's rights, title, interests, remedies, powers and/or duties hereunder or thereunder. The Company hereby consents to Purchaser's participation, sale, assignment, transfer or other disposition (collectively, a "Transfer"), at any time or times hereafter, of this Agreement, or the Other Agreements to which the Company is a party, or of any portion hereof or thereof, including, without limitation, Purchaser's rights, title, interests, remedies, powers and/or duties hereunder or thereunder. In connection with any Transfer, the Company agrees to cooperate fully with Purchaser and any potential Transferee. Such cooperation shall include, but is not limited to, cooperating with any audits or other due diligence investigation undertaken by any potential Transferee.


     12.6 Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

     12.7 Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     12.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart or reproduction thereof permitted by Section 12.4.

     12.9 Reliance on and Survival Provisions. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with a closing, (a) shall be deemed to be material and to have been relied upon by Purchaser, notwithstanding any investigation heretofore or hereafter made by Purchaser or on Purchaser's behalf, and (b) shall survive the delivery of this Agreement and the Senior Subordinated Notes until all obligations of the Company under this Agreement shall have been satisfied.

     12.10 Integration and Severability. This Agreement embodies the entire agreement and understanding between Purchaser and the Company, and supersedes all prior agreements and understandings relating to the subject matter hereof. In case any one or more of the provisions contained in this Agreement or in any Senior Subordinated Notes, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein, and any other application thereof, shall not in any way be affected or impaired thereby.

     12.11 Law Governing. THIS AGREEMENT HAS BEEN SUBSTANTIALLY NEGOTIATED AND IS BEING EXECUTED, DELIVERED, AND ACCEPTED, AND IS

INTENDED TO BE PERFORMED, IN PART IN THE STATE OF NEW YORK. ALL OBLIGATIONS, RIGHTS AND REMEDIES HEREUNDER, SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE SENIOR SUBORDINATED NOTES SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE SPECIFIED THEREIN. PURCHASER RETAINS ALL RIGHTS UNDER THE LAWS OF THE UNITED STATES OF AMERICA, INCLUDING THOSE RELATING TO THE CHARGING OF INTEREST.

     12.12 Waivers; Modification. NO PROVISION OF THIS AGREEMENT MAY BE WAIVED, CHANGED, AMENDED OR MODIFIED, OR THE DISCHARGE THEREOF ACKNOWLEDGED, ORALLY, BUT ONLY BY AN AGREEMENT IN WRITING SIGNED BY THE COMPANY AND THE HOLDERS OF SIXTY-SIX AND TWO-THIRDS PERCENT (66 2/3%) OF THE OUTSTANDING PRINCIPAL AMOUNT OF THE SENIOR SUBORDINATED NOTES.

     12.13 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE

LAW, THE COMPANY AND PURCHASER HEREBY IRREVOCABLY AND EXPRESSLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SENIOR SUBORDINATED NOTES OR ANY DOCUMENTS ENTERED INTO IN CONNECTION THEREWITH OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF PURCHASER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

     12.14 Other Business. It is understood and accepted that Purchaser and their Affiliates have interests in other business ventures that may be in conflict with the activities of the Company and that nothing in this Agreement will limit the current or future activities of Purchaser and that nothing in this Agreement will limit the current or future business activities of Purchaser whether or not such activities are competitive with those of the Company.

     12.15 Confidentiality. Each Holder agrees to keep confidential any information delivered by the Company to such Holder under this Agreement that the Company clearly indicates in writing to be confidential information; provided, however, that nothing in this Section 12.15 will prevent such Holder from disclosing such information, upon giving notice to the Company where practicable (a) to any Affiliate of such Holder or any actual or potential purchaser, participant, assignee, or transferee of such Holder's rights or obligations hereunder that agrees to be bound by the terms of this Section 12.15, (b) upon order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority having jurisdiction over such Holder, (d) that is in the public domain, (e) that has been obtained from any Person that is not a party to this Agreement or an Affiliate of any such party without breach by such Person of a confidentiality obligation known to such Holder, (f) in connection with the exercise of any remedy under this Agreement, (g) to the certified public accountants for such Holder, or (h) to any governmental, quasi-governmental or industry regulator having authority over such Holder. The Company agrees that such Holder will be presumed to have met its obligations under this Section 12.15 to the extent that it exercises the same degree of care with respect to information provided by the Company as it exercises with respect to its own information of similar character.

                     [REMAINDER OF PAGE INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the Company and Purchaser have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized.

                                     COMPANY:

                                     PRECISE TECHNOLOGY, INC.


                                     By: /s/ John R. Weeks
                                         ----------------------------------
                                         John R. Weeks
                                         President

                                     Company's Address for Notices:

                                     501 Mosside Boulevard
                                     North Versailles, Pennsylvania 15137
                                     Attn: Mr. John R. Weeks
                                     Facsimile: (412) 829-4121

                                     with copies to:

                                     Precise Holding Corporation
                                     c/o Mentmore Holdings Corporation
                                     1430 Broadway, 13th Floor
                                     New York, New York 10018-3308
                                     Attn:  Mr. William L. Remley
                                     Facsimile:  (212) 391-1393

                                     Richard C. Hoffman, P.C.
                                     1430 Broadway, 13th Floor
                                     New York, New York 10018-3308
                                     Facsimile:  (212) 391-1393

                                     Kelley, McCann & Livingstone
                                     200 Public Square, 35th Floor
                                     BP America Building
                                     Cleveland, Ohio 44114-2302
                                     Attn:  Michael D. Schenker
                                     Facsimile:  (216) 241-3707

                                     RICE:

                                     RICE PARTNERS II, L.P.,


                                     By: Rice Capital Group IV, L.P.,

                                         its general partner

                                     By: RMC Fund Management, L.P.,
                                         its general partner

                                         By: Rice Mezzanine Corporation,
                                             its general partner

                                             By: /s/ James P. Wilson
                                                 --------------------------
                                                 James P. Wilson
                                                 Managing Director

                                     Amount of Senior Subordinated Note:
                                         $10,000,000


                                     JOHN HANCOCK:

                                     JOHN HANCOCK MUTUAL LIFE INSURANCE
                                     COMPANY


                                     By: /s/ Sandeep Alva
                                         ----------------------------------
                                         Sandeep Alva
                                         Senior Investment Officer

                                     Amount of Senior Subordinated Notes:
                                         $10,000,000

                                     Annex I
                                       to
                             Note Purchase Agreement

                        Information Concerning Purchaser

Rice:                                Rice Partners II, L.P.

Principal Amount of
Senior Subordinated Note:            $ 10,000,000

Denomination of Warrants:            Shares representing 5.7% of the common
                                     stock of Parent on a fully diluted basis

Address for notices                  Rice Partners II, L.P.
to Rice:                             c/o Rice Capital Group IV, L.P.
                                     5847 San Felipe, Suite 4350
                                     Houston, Texas 77057
                                     Attn:  James P. Wilson

                                     Facsimile: (713) 783-9750

                                     and with a copy to:

                                     Hughes & Luce, L.L.P.
                                     1717 Main Street, Suite 2800
                                     Dallas, Texas 75201
                                     Attn:  Larry A. Makel, Esq.
                                     Facsimile:  (214) 939-6100

John Hancock:                        John Hancock Mutual Life Insurance Company

Principal Amount of
Senior Subordinated Notes:           $10,000,000

Denomination of Warrants:            Shares representing 5.7% of the common
                                     stock of Parent on a fully diluted basis

Address for all notices
with respect to payments
due John Hancock:                    John Hancock Mutual Life Insurance Company
                                     John Hancock Place
                                     200 Clarendon Street
                                     Boston, Massachusetts 02117

                                     Attn: Securities Accounting Division T-10
                                     Facsimile: (617) ___________________

Address for all other notices
or communications to
John Hancock:                        John Hancock Mutual Life Insurance Company
                                     John Hancock Place
                                     200 Clarendon Street
                                     Boston, Massachusetts 02117
                                     Attn: Bond and Corporate Finance Dept. T-57
                                     Facsimile: (617) __________________

Payments to Rice to be
made by wire transfer to:            Southwest Bank of Texas, N.A.
                                     Houston, Texas
                                     ABA Routing #113011258
                                     Accounting #9048545
                                     For the Account of:
                                     Rice Partners II, L.P.
                                     Money Market Account #9020012
                                     re:  Precise Technology, Inc.
                                     12.25% Senior Subordinated Note

Payments to John

Hancock to be made
by wire transfer to:                 The First National Bank of Boston
                                     ABA No. 011000390
                                     Boston, Massachusetts 02110
                                     For the Account of:
                                     John Hancock Mutual Life
                                     Insurance Company Private Placement
                                     Collection Account
                                     Account Number:  541-55417
                                     On Order of: Precise Technology, Inc.
                                     12.25% Senior Subordinated Notes
                                     PPN No.74018# AA 9

                                       68